                                                                    Exhibit 2.1




                          AGREEMENT AND PLAN OF MERGER

                           dated as of March 17, 2003

                                  by and among

                           GTECH Holdings Corporation,

                             Bengal Acquisition Co.

                                       and

                          Interlott Technologies, Inc.

ARTICLE I  THE MERGER                                                                                             1

   SECTION 1.1.  THE MERGER                                                                                       1

   SECTION 1.2.  CLOSING                                                                                          2

   SECTION 1.3.  EFFECTIVE TIME OF THE MERGER                                                                     2

   SECTION 1.4.  EFFECTS OF THE MERGER                                                                            2

   SECTION 1.5.  SUBSEQUENT ACTIONS                                                                               2


ARTICLE II EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS                              3

   SECTION 2.1.  CONVERSION OF SHARES                                                                             3

   SECTION 2.2.  ELECTION AND PRORATION PROCEDURES; EXCHANGE PROCEDURES                                           4

   SECTION 2.3.  DISSENTING SHARES                                                                                9

   SECTION 2.4.  ADJUSTMENT OF MERGER CONSIDERATION AND OPTION CONSIDERATION                                     10


ARTICLE III THE SURVIVING CORPORATION                                                                            10

   SECTION 3.1.  CERTIFICATE OF INCORPORATION                                                                    10

   SECTION 3.2.  BYLAWS                                                                                          10

   SECTION 3.3.  DIRECTORS AND OFFICERS                                                                          10


ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY                                                         11

   SECTION 4.1.  CORPORATE EXISTENCE AND POWER                                                                   11

   SECTION 4.2.  CORPORATE AUTHORIZATION                                                                         11

   SECTION 4.3.  AUTHORIZATIONS                                                                                  11

   SECTION 4.4.  NON-CONTRAVENTION                                                                               12

   SECTION 4.5.  CAPITALIZATION                                                                                  12

   SECTION 4.6.  SUBSIDIARIES                                                                                    13

   SECTION 4.7.  SEC AND RELATED FILINGS                                                                         14

   SECTION 4.8.  COMPANY FINANCIAL STATEMENTS                                                                    14

   SECTION 4.9.  PROXY/PROSPECTUS; REGISTRATION STATEMENT                                                        15

   SECTION 4.10.  ABSENCE OF CERTAIN CHANGES                                                                     15

   SECTION 4.11.  LITIGATION                                                                                     15

   SECTION 4.12.  COMPLIANCE WITH LAWS                                                                           15

   SECTION 4.13.  SYSTEMS                                                                                        16

   SECTION 4.14.  REAL PROPERTY                                                                                  16

   SECTION 4.15.  PERSONAL PROPERTY                                                                              16

   SECTION 4.16.  CONTRACTS                                                                                      17

   SECTION 4.17.  INSURANCE                                                                                      17

   SECTION 4.18.  INTELLECTUAL PROPERTY                                                                          18

   SECTION 4.19.  TAXES                                                                                          18

   SECTION 4.20.  EMPLOYEE BENEFITS                                                                              20

   SECTION 4.21.  LABOR MATTERS                                                                                  22

   SECTION 4.22.  ENVIRONMENTAL MATTERS                                                                          22

   SECTION 4.23.  ABSENCE OF UNDISCLOSED LIABILITIES                                                             24

   SECTION 4.24.  OPINION OF FINANCIAL ADVISOR                                                                   24

   SECTION 4.25.  BROKERS                                                                                        24

   SECTION 4.26.  BOARD RECOMMENDATION; SECTION 203; REQUIRED VOTE                                               24

   SECTION 4.27.  PRIOR NEGOTIATIONS                                                                             25

   SECTION 4.28.  CERTAIN BUSINESS PRACTICES                                                                     25

   SECTION 4.29.  AFFILIATE TRANSACTIONS                                                                         26

   SECTION 4.30.  FULL DISCLOSURE                                                                                26


ARTICLE V  REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBSIDIARY                                        26

   SECTION 5.1.  CORPORATE EXISTENCE AND POWER                                                                   26

   SECTION 5.2.  CORPORATE AUTHORIZATION                                                                         27

   SECTION 5.3.  AUTHORIZATIONS                                                                                  27

   SECTION 5.4.  NON-CONTRAVENTION                                                                               27

   SECTION 5.5.  CAPITALIZATION                                                                                  28

   SECTION 5.6.  SUBSIDIARIES                                                                                    28

   SECTION 5.7.  SEC AND RELATED FILINGS                                                                         29

   SECTION 5.8.  PARENT FINANCIAL STATEMENTS                                                                     29

   SECTION 5.9.  DISCLOSURE DOCUMENTS, INFORMATION SUPPLIED                                                      30

   SECTION 5.10.  ABSENCE OF CERTAIN CHANGES                                                                     30

   SECTION 5.11.  LITIGATION                                                                                     30

   SECTION 5.12.  COMPLIANCE WITH LAWS                                                                           30

   SECTION 5.13.  REAL PROPERTY                                                                                  31

   SECTION 5.14.  PERSONAL PROPERTY                                                                              31

   SECTION 5.15.  TAXES                                                                                          31

   SECTION 5.16.  LABOR MATTERS                                                                                  32

   SECTION 5.17.  ENVIRONMENTAL MATTERS                                                                          32

   SECTION 5.18.  ABSENCE OF UNDISCLOSED LIABILITIES                                                             34

   SECTION 5.19.  BROKERS                                                                                        34

   SECTION 5.20.  BOARD APPROVAL                                                                                 34

   SECTION 5.21.  CERTAIN BUSINESS PRACTICES                                                                     34

   SECTION 5.22.  FULL DISCLOSURE                                                                                34

   SECTION 5.23.  FINANCING                                                                                      35

   SECTION 5.24.  INTELLECTUAL PROPERTY                                                                          35

   SECTION 5.25.  CONTRACTS                                                                                      35

ARTICLE VI CONDUCT OF BUSINESS OF COMPANY PENDING THE MERGER                                                     35



   SECTION 6.1.  CONDUCT OF COMPANY'S BUSINESS                                                                   35

   SECTION 6.2.  AGREEMENTS OF COMPANY'S AFFILIATES                                                              38

   SECTION 6.3.  NOTICE OF CERTAIN EVENTS                                                                        38

   SECTION 6.4.  NO SOLICITATION                                                                                 38


ARTICLE VII ADDITIONAL AGREEMENTS                                                                                41

   SECTION 7.1.  HSR ACT                                                                                         41

   SECTION 7.2.  PROXY STATEMENT - PROSPECTUS                                                                    41

   SECTION 7.3.  STOCKHOLDERS MEETING                                                                            42

   SECTION 7.4.  ACCESS TO INFORMATION, CONFIDENTIALITY                                                          42

   SECTION 7.5.  CONSENTS, APPROVALS                                                                             43

   SECTION 7.6.  INDEMNIFICATION AND INSURANCE                                                                   43

   SECTION 7.7.  EMPLOYEE BENEFITS                                                                               44

   SECTION 7.8.  NOTIFICATION OF CERTAIN MATTERS                                                                 44

   SECTION 7.9.  FURTHER ACTION                                                                                  45

   SECTION 7.10.  PUBLIC ANNOUNCEMENTS                                                                           45

   SECTION 7.11.  TRANSFER TAXES                                                                                 45

   SECTION 7.12.  AMEX LISTING                                                                                   45

   SECTION 7.13.  ADDITIONAL FINANCIAL STATEMENTS                                                                45

   SECTION 7.14.  AGREEMENT WITH SUPPLIER.                                                                       46

   SECTION 7.15.  TAX OPINIONS.                                                                                  46

   SECTION 7.16.  SECTION 16(b) BOARD APPROVAL.                                                                  46


ARTICLE VIII CONDITIONS TO CLOSING                                                                               46

   SECTION 8.1.  CONDITIONS TO OBLIGATION OF EACH PARTY TO EFFECT THE MERGER                                     46

   SECTION 8.2.  ADDITIONAL CONDITIONS TO OBLIGATIONS OF PARENT AND MERGER SUBSIDIARY                            47

   SECTION 8.3.  ADDITIONAL CONDITIONS TO OBLIGATION OF COMPANY                                                  49

ARTICLE IX TERMINATION                                                                                           50

   SECTION 9.1.  TERMINATION                                                                                     50

   SECTION 9.2.  EFFECT OF TERMINATION                                                                           51

   SECTION 9.3.  FEES AND EXPENSES                                                                               52


ARTICLE X GENERAL PROVISIONS                                                                                     52

   SECTION 10.1.  EFFECTIVENESS OF REPRESENTATIONS AND WARRANTIES                                                52

   SECTION 10.2.  SURVIVAL                                                                                       52

   SECTION 10.3.  NOTICES                                                                                        53

   SECTION 10.4.  CERTAIN DEFINITIONS                                                                            54

   SECTION 10.5.  AMENDMENT                                                                                      63

   SECTION 10.6.  WAIVER                                                                                         63

   SECTION 10.7.  HEADINGS                                                                                       63

   SECTION 10.8.  SPECIFIC PERFORMANCE                                                                           63

   SECTION 10.9  WAIVER OF JURY TRIAL.                                                                           64

   SECTION 10.10.  SEVERABILITY                                                                                  64

   SECTION 10.11.  ENTIRE AGREEMENT                                                                              64

   SECTION 10.12.  ASSIGNMENT, GUARANTEE OF MERGER SUBSIDIARY OBLIGATIONS                                        65

   SECTION 10.13.  PARTIES IN INTEREST                                                                           65

   SECTION 10.14.  FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE                                         65

   SECTION 10.15.  GOVERNING LAW                                                                                 65

   SECTION 10.16.  COUNTERPARTS                                                                                  65

EXHIBITS

A        Form of Opinion of Counsel to Company

B        Form of Opinion of Counsel to Parent

C        Form of Company Affiliates Agreement

D        Form of Stockholder Voting and Option Agreement

E        Lottery Contracts

F        Other Contracts

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is made and entered into as of March 17, 2003, by and among Interlott Technologies, Inc., a Delaware corporation (the "Company"), GTECH Holdings Corporation, a Delaware corporation ("Parent"), and Bengal Acquisition Co., a Delaware corporation and an indirect wholly-owned subsidiary of Parent ("Merger Subsidiary").

         WHEREAS, the respective Boards of Directors of Parent, Merger Subsidiary and the Company have approved the merger of the Company into the Merger Subsidiary (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), whereby each issued and outstanding share of common stock, $0.01 par value per share, of the Company (the "Company Common Stock" or the "Shares"), excluding certain Shares described herein (including Dissenting Shares), shall be converted into the right to receive the Merger Consideration (as defined herein); and

         WHEREAS, following the recommendations of the Special Committee, the Board of Directors of the Company has unanimously approved and determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to, and in the best interests of, the Company and the stockholders of the Company, and has resolved to recommend approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby by such stockholders; and

         WHEREAS, Parent and Merger Subsidiary are unwilling to enter into this Agreement unless, contemporaneously with the execution and delivery of this Agreement, the beneficial and record holder of a majority of the Company Common Stock enters into the Stockholder Voting and Option Agreement and the Noncompete Agreement, and such stockholder has executed and delivered both such agreements; and

         WHEREAS, each of Parent, Merger Subsidiary and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the consummation thereof;

         NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows (certain capitalized terms used herein are defined in Section 10.4):

                                    ARTICLE I

                                   THE MERGER

         Section 1.1. THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, the Company shall be merged with and into the Merger Subsidiary at the Effective Time (as defined herein). At the Effective Time, the separate corporate existence of the Company shall cease, and the Merger Subsidiary shall continue its corporate existence under the laws of the State of Delaware as the surviving corporation. (Merger Subsidiary and the Company are sometimes hereinafter referred to as "Constituent Corporations" and the Merger Subsidiary, after giving effect to the Merger, is sometimes hereinafter referred to as the "Surviving Corporation.")

         Section 1.2. CLOSING. Unless this Agreement shall have been terminated and the transaction contemplated hereby shall have been abandoned pursuant to
Section 9.1, the closing of the Merger (the "Closing") shall take place at 10:00 a.m., (local time) on the first business day following satisfaction or, if permissible, waiver of all of the conditions set forth in Article VIII hereof at the offices of Edwards & Angell, LLP, Providence, Rhode Island, unless another date, time or place is agreed to in writing by the parties hereto. At the time of the Closing, the Company and Merger Subsidiary will file a certificate of merger in such form as may be required by, and executed and acknowledged in accordance with, the DGCL with the Secretary of State of the State of Delaware and make all other filings or recordings required by the DGCL in connection with the Merger.

         Section 1.3. EFFECTIVE TIME OF THE MERGER. The Merger shall, subject to the DGCL, become effective as of such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such time thereafter as is provided in the certificate of merger (the "Effective Time").

         Section 1.4. EFFECTS OF THE MERGER. From and after the Effective Time, the Merger shall have the effects set forth in the applicable sections of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the properties, rights, privileges, powers and franchises of the Constituent Corporations shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Constituent Corporations shall become the debts, liabilities and duties of the Surviving Corporation.

          Section 1.5. SUBSEQUENT ACTIONS. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Subsidiary acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out the purposes and intent of this Agreement, the officers and directors of the Surviving Corporation are hereby authorized to execute and deliver, in the name and on behalf of the Company and the Merger Subsidiary, all such deeds, bills of sale, assignments and assurances and to take, in the name and on behalf of each such corporation or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to or under such rights, properties or assets in the Surviving Corporation and otherwise to carry out the transactions contemplated by this Agreement.

                                   ARTICLE II

                       EFFECT OF THE MERGER ON THE CAPITAL
                      STOCK OF THE CONSTITUENT CORPORATIONS

         Section 2.1. CONVERSION OF SHARES. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, automatically by virtue of the Merger and without any further action on the part of any party hereto or the holder of any shares of capital stock of the Company or Merger
Subsidiary:

                  (a) All Shares owned by the Company as treasury stock and all Shares owned by the Company, Parent, Merger Subsidiary or any of their respective Subsidiaries (other than shares of Company Common Stock held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity, including Shares held by a Company Benefit Plan, that are beneficially owned by third parties (any such Shares, and shares of Parent's common stock which are similarly held, whether held directly or indirectly by the Company or the Parent, being referred to as "Trust Account Shares") and other than any Shares held directly or indirectly by the Company, Parent or any of their respective Subsidiaries in respect of a debt previously contracted (any such Shares, and shares of Parent's common stock which are similarly held, whether held directly or indirectly by the Company or the Parent, being referred to herein as "DPC Shares") immediately prior to the Effective Time shall be canceled and retired and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor. All shares of Parent's common stock that are owned by the Company (other than Trust Account Shares and DPC Shares) shall become treasury stock of Parent.

                  (b) Each share of common stock of Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall become one fully paid and nonassessable share of common stock of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

                  (c) Each Share issued and outstanding immediately prior to the Effective Time shall, except as otherwise provided in Sections 2.1(a) and 2.1(f) or as provided in Section 2.3 with respect to Dissenting Shares, and subject to
Section 9.1(k), be converted into, at the election of the holder as provided in and subject to the limitations set forth in this Agreement, either (i) the right to receive $9.00 in cash without interest (the "Cash Consideration"), less any required withholding of Taxes or (ii) the number of shares of Parent Common Stock equal to the Exchange Ratio (the "Stock Consideration"). The Cash Consideration and the Stock Consideration are collectively referred to herein as the "Merger Consideration". The "Exchange Ratio" shall be equal to the quotient (rounded to the nearest fourth decimal place) obtained by dividing $9.00 by the Average Closing Price on the trading day which is three business days preceding the date on which the Company Stockholders Meeting occurs.

                  (d) All Shares issued and outstanding immediately prior to the Effective Time, when converted as provided in this Section 2.1, shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing such Shares, excluding Shares described in Section 2.1(a) and Dissenting Shares, shall thereafter represent only the right to receive the Merger Consideration. From and after the Effective Time the holders of certificates evidencing Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to the Company Common Stock except as otherwise provided herein or as required by Law.

                  (e) Each Person set forth in Section 4.5 of the Company's Disclosure Schedule holds an option or options, in the amounts and at the prices set forth in such section, to acquire Shares outstanding immediately prior to the Effective Time under the Company's stock option plans or similar arrangements (each, an "Option," and collectively, the "Options") that is or will be vested prior to, or effective with, the Effective Time, and shall have the right to receive from the Surviving Corporation in respect of each Share underlying such Option, less any required withholding of Taxes, a cash payment in an amount equal to the positive difference (if any) between the Cash Consideration and the exercise price per Share applicable to such Option as stated in the applicable stock option agreement or other document (the "Option Consideration"); provided that with respect to any Person subject to Section 16 of the Exchange Act, no Option Consideration shall be paid to such Person until payment can be made without liability to such person under Section 16(b) of the Exchange Act. The Company shall take such other actions (including, without limitation, giving requisite notices to holders of Options advising them of such accelerated exercisability and right to obtain payment for their respective Options) as are necessary to fully advise holders of Options of their rights and to facilitate their timely exercise of such rights. From and after the Effective Time, other than as expressly set forth in this Section 2.1(e), the holders of Options shall cease to have any rights in respect to such Options other than to receive payment for his or her Options as set forth herein.

                  (f) Notwithstanding any other provision of this Agreement, no fraction of a share of Parent Common Stock and no certificates or scrip therefor will be issued in the Merger; instead, Parent shall pay to each holder of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock an amount in cash, rounded to the nearest cent, determined by multiplying such fraction by the Average Closing Price on the trading day which is three business days preceding the date on which the Company Stockholders Meeting occurs.

         Section 2.2.  ELECTION AND PRORATION PROCEDURES; EXCHANGE PROCEDURES.

                  (a) An election form (an "Election Form") and other appropriate and customary transmittal materials, which shall specify that delivery shall be effected and risk of loss and title to the certificates theretofore representing Company Common Stock ("Certificates") shall pass only upon proper delivery of such Certificates to a bank or trust company designated by Parent and reasonably satisfactory to Company (the "Exchange Agent"), in such form as Company and Parent shall mutually agree shall be mailed on the Mailing Date (as defined below) to each holder of record of shares of Company Common Stock as of a record date which shall be the same date as the record date for eligibility to vote on the Merger. The "Mailing Date" shall be the date on which proxy materials relating to the Merger are mailed to holders of shares of Company Common Stock. The Parent shall pay the reasonable fees and expenses of the Exchange Agent.

                  (b) Each Election Form shall entitle the holder of shares of Company Common Stock (or the beneficial owner through appropriate and customary documentation and instructions) to (i) elect to receive the Cash Consideration for all of such holder's shares (a "Cash Election"), (ii) elect to receive the Stock Consideration for all of such holder's shares (a "Stock Election"), (iii) elect to receive the Cash Consideration with respect to some of such holder's shares and the Stock Consideration with respect to such holder's remaining shares (a "Mixed Election"), or (iv) make no election or to indicate that such holder has no preference as to the receipt of the Cash Consideration or the Stock Consideration (a "Non-Election"). Holders of record of shares of Company Common Stock who hold such shares as nominees, trustees or in other representative capacities (a "Stockholder Representative") may submit multiple Election Forms, provided that such Stockholder Representative certifies that each such Election Form covers all the shares of Company Common Stock held by that Representative for a particular beneficial owner. Shares of Company Common Stock as to which a Cash Election has been made (including pursuant to a Mixed Election) are referred to herein as "Cash Election Shares." Shares of Company Common Stock as to which a Stock Election has been made (including pursuant to a Mixed Election) are referred to herein as "Stock Election Shares." Shares of Company Common Stock as to which no election has been made are referred to as "Non-Election Shares." The aggregate number of shares of Company Common Stock with respect to which a Stock Election has been made is referred to herein as the "Stock Election Number."

                  (c) To be effective, a properly completed Election Form shall be submitted to the Exchange Agent on or before 5:00 p.m., New York City time, on the fifth business day immediately preceding the Company Stockholders Meeting (or such other time and date as the Company and Parent may mutually agree) (the "Election Deadline"). An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more Certificates (or customary affidavits and, if required by Parent pursuant to Section 2.2(n), indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of Company Common Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form. Any Company stockholder may at any time prior to the Election Deadline change his or her election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Election Form. Any Company stockholder may, at any time prior to the Election Deadline, revoke his or her election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her Certificates, or of the guarantee of delivery of such Certificates, previously deposited with the Exchange Agent. All elections shall be revoked automatically if the Exchange Agent is notified in writing by Parent and the Company that this Agreement has been terminated. If a stockholder either (i) does not submit a properly completed Election Form by the Election Deadline, or (ii) revokes its Election Form prior to the Election Deadline and does not submit a new properly executed Election Form prior to the Election Deadline, the shares of Company Common Stock held by such stockholder shall be designated Non-Election Shares. Parent shall cause the Certificates representing Company Common Stock described in (ii) to be promptly returned without charge to the person submitting the Election Form upon written request to that effect from the person who submitted the Election Form. Subject to the terms of this Agreement and of the Election

Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive.

                  (d) Notwithstanding any other provision contained in this Agreement, 51.5% of the total number of shares of Company Common Stock outstanding at the Effective Time (the "Stock Conversion Number") shall be converted into the Stock Consideration and the remaining outstanding shares of Company Common Stock shall be converted into the Cash Consideration (in each case, excluding (i) shares of Company Common Stock to be canceled as provided in
Section 2.1(a) of this Agreement and (ii) Dissenters' Shares (together, the "Excluded Shares," with the shares remaining outstanding after such exclusion constituting, for purposes of this Agreement, the "Outstanding Company Shares")); PROVIDED, HOWEVER, that for federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Code and, notwithstanding anything to the contrary contained herein, in order that the Merger will not fail to satisfy continuity of interest requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code, Parent shall increase the number of shares of Company Common Stock that will be converted into the Stock Consideration and reduce the number of shares of Company Common Stock that will be converted into the right to receive the Cash Consideration to ensure that the Stock Consideration will represent at least 50% of the value of the aggregate Merger Consideration, increased by the value of any Excluded Shares, each as measured as of the Effective Time.

                  (e) Within three business days after the later to occur of the Election Deadline or the Effective Time, Parent shall cause the Exchange Agent to effect the allocation among holders of Company Common Stock of rights to receive the Cash Consideration and the Stock Consideration as follows:

                           (i) If the Stock Election Number equals or exceeds
the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and each holder of Stock Election Shares will be entitled to receive the Stock Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holder's Stock Election Shares being converted into the right to receive the Cash Consideration;

                           (ii) If the Stock Election Number is less than the
Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the "Shortfall Number"), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

                                    (A) if the Shortfall Number is less than or
equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and each holder of Non-Election Shares shall receive the Stock

Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder's Non-Election Shares being converted into the right to receive the Cash Consideration; or

                                    (B) if the Shortfall Number exceeds the
number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and each holder of Cash Election Shares shall receive the Stock Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder's Cash Election Shares being converted into the right to receive the Cash Consideration.

                           For purposes of this Section 2.2(e), if Parent is
obligated to increase the number of shares of Company Common Stock to be converted into shares of Parent Common Stock as a result of the application of the proviso of Section 2.2(d) above, then the higher number shall be substituted for the Stock Conversion Number in the calculations set forth in this Section 2.2(e).

                  (f) Appropriate transmittal materials (the "Letter of Transmittal") in a form satisfactory to Parent and the Company shall be mailed within three business days after the Effective Time to each holder of record of Company Common Stock as of the Effective Time who did not previously submit a completed Election Form. A Letter of Transmittal will be deemed properly completed only if accompanied by certificates representing all shares of Company Common Stock to be converted thereby.

                  (g) At and after the Effective Time, each Certificate (except as specifically set forth in Section 2.1 and except for Dissenting Shares) shall represent only the right to receive the Merger Consideration.

                  (h) Prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this
Section 2.2, an amount of cash sufficient to pay the aggregate Cash Consideration and the aggregate amount of cash in lieu of fractional shares to be paid pursuant to Section 2.1(f), and Parent shall reserve for issuance with its transfer agent and registrar a sufficient number of shares of Parent Common Stock to provide for payment of the aggregate Stock Consideration.

                  (i) The Letter of Transmittal shall (i) specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, (ii) be in a form and contain any other provisions as Parent may reasonably determine and (iii) include instructions for use in effecting the surrender of the Certificates in exchange for the Cash Consideration. Upon the proper surrender of the Certificates to the

Exchange Agent, together with a properly completed and duly executed Letter of Transmittal, the holder of such Certificates shall be entitled to receive in exchange therefor (w) a certificate representing that number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to
Section 2.1, if any, and (x) a check in the amount equal to the cash that such holder has the right to receive pursuant to Section 2.1, if any, (including any cash in lieu of fractional shares, if any, that such holder has the right to receive pursuant to Section 2.1(f)) and any dividends or other distributions to which such holder is entitled pursuant to this Section 2.2. Certificates so surrendered shall forthwith be canceled. As soon as practicable following receipt of the properly completed Letter of Transmittal and any necessary accompanying documentation, the Exchange Agent shall distribute Parent Common Stock and cash as provided herein. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of Parent Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled thereto. If there is a transfer of ownership of any shares of Company Common Stock not registered in the transfer records of the Company, the Merger Consideration shall be issued to the transferee thereof if the Certificates representing such Company Common Stock are presented to the Exchange Agent, accompanied by all documents required, in the reasonable judgment of Parent and the Exchange Agent, (y) to evidence and effect such transfer and (z) to evidence that any applicable stock transfer taxes have been paid.

                  (j) No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock issued pursuant to this Agreement shall be remitted to any person entitled to receive shares of Parent Common Stock hereunder until such person surrenders his or her Certificates in accordance with this Section 2.2. Upon the surrender of such person's Certificates, such person shall be entitled to receive any dividends or other distributions, without interest thereon, which subsequent to the Effective Time had become payable but not paid with respect to shares of Parent Common Stock represented by such person's Certificates.

                  (k) The stock transfer books of the Company shall be closed immediately upon the Effective Time and from and after the Effective Time there shall be no transfers on the stock transfer records of the Company of any shares of Company Common Stock. If, after the Effective Time, Certificates are presented to Parent, they shall be canceled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Section 2.2.

                  (l) Any portion of the aggregate amount of cash to be paid pursuant to Section 2.1, any dividends or other distributions to be paid pursuant to this Section 2.2 or any proceeds from any investments thereof that remain unclaimed by the stockholders of the Company for twelve months after the Effective Time shall be repaid by the Exchange Agent to Parent upon the written request of Parent. After such request is made, any stockholders of the Company who have not theretofore complied with this Section 2.2 shall look only to Parent for the Merger Consideration deliverable in respect of each share of Company Common Stock such stockholder holds, as determined pursuant to Section
2.1 of this Agreement, without any interest thereon. If outstanding Certificates are not surrendered prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by any abandoned property, escheat or other applicable laws, become the property of Parent (and, to the extent not in its possession, shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, neither the Exchange Agent nor any party to this Agreement (or any affiliate thereof) shall be liable to any former holder of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                  (m) Parent and the Exchange Agent shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the consideration otherwise payable pursuant to this Agreement to any holder of Shares or Options such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or Options in respect of which such deduction and withholding was made. Parent and the Exchange Agent shall be entitled to rely upon Company's stock transfer books to establish the identity of those persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, Parent and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

                  (n) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent or Parent, the posting by such Person of a bond in such amount as the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to Section 2.1.

                  (o) Notwithstanding anything to the contrary herein or in any Election Form, all shares of Company Common Stock beneficially owned by any Person identified as a Company Affiliate under Section 6.2 hereof shall be deemed to be Cash Election Shares until such time as such person delivers to Parent an executed copy of the Company Affiliates Agreement described in such
Section 6.2.

         Section 2.3. DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, and unless otherwise provided by applicable Law, Shares outstanding immediately prior to the Effective Time and held by a holder of Shares who is entitled to and has demanded and perfected his or her right of appraisal for such Shares in accordance with Section 262 of the DGCL (the "Dissenting Shares") shall not be converted into the right to receive the Merger Consideration as provided in Section 2.1(c), unless and until such holder withdraws or otherwise loses his or her right to an appraisal of the Shares and payment under the DGCL. Such Shares instead shall, from and After the Effective Time, represent only the right to receive payment of the appraised value of such Shares in accordance with the provisions of such Section 262 of the DGCL, except that if, after the Effective Time, any such holder withdraws or loses his or her right to an appraisal of the Shares under the DGCL, such Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration, without interest thereon, upon surrender of the certificate or certificates formerly representing such Shares, less any required withholding of Taxes. The Company shall give all notices required under
Section 262 of the DGCL and otherwise comply with the requirements of Section 262 of the DGCL. In addition, the Company shall give Parent (i) prompt notice of any written demands for appraisal of any Shares, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal of the Shares or settle or offer to settle any such demands.

              Section 2.4. ADJUSTMENT OF MERGER CONSIDERATION AND OPTION CONSIDERATION. The Merger Consideration payable pursuant to Section 2.1(c) and the Option Consideration payable pursuant to Section 2.1(e) have been calculated based upon the representations and warranties made by the Company in Section
4.5. Without limiting the effect of the failure of the representations and warranties made by the Company in Section 4.5 to be true and correct, in the event that, at the Effective Time, the actual number of shares of capital stock of the Company outstanding and/or the actual number of shares of capital stock of the Company issuable upon the exercise of outstanding Options, warrants or similar agreements or upon conversion of securities (including without limitation, as a result of any stock split, stock dividend, including any dividend or distribution of securities convertible into Shares, or recapitalization) is greater than as described in Section 4.5 (including the exercise or conversion of any currently outstanding Options, warrants or similar agreements described in Section 4.5), the Merger Consideration and the Option Consideration shall be appropriately adjusted downward.

                                   ARTICLE III

                            THE SURVIVING CORPORATION

         Section 3.1. CERTIFICATE OF INCORPORATION. At the Effective Time, the Certificate of Incorporation of the Merger Subsidiary as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until amended in accordance with applicable Law.

         Section 3.2. BYLAWS. At the Effective Time, the Bylaws of Merger Subsidiary as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until amended in accordance with applicable Law.

         Section 3.3. DIRECTORS AND OFFICERS. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Law, the directors of Merger Subsidiary immediately prior to the Effective Time shall comprise all of the directors of the Surviving Corporation. Parent and Merger Subsidiary shall cause the directors of the Surviving Corporation to appoint the officers of the Surviving Corporation immediately prior to the Effective Time as all the officers of the Surviving Corporation.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to Parent and Merger Subsidiary that, except as otherwise set forth in the Company Disclosure Schedule:

         Section 4.1. CORPORATE EXISTENCE AND POWER. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority and all licenses, authorizations, certificates, consents and approvals of Governmental Authorities (collectively, "Licenses") required to own, lease and operate its properties and assets and to carry on its business as now conducted, other than those Licenses which the failure to so obtain would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties and assets owned, leased or operated by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified and in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company has heretofore delivered to Parent true and complete copies of the Company's Certificate of Incorporation and Bylaws as currently in effect.

         Section 4.2. CORPORATE AUTHORIZATION. The Company has all requisite corporate power and authority to execute, deliver and perform this Agreement and to carry out the transactions contemplated hereby and the execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action, except for the affirmative vote of the holders of a majority of the outstanding Shares entitled to vote on the Merger and this Agreement. This Agreement has been duly executed and delivered by the Company and, subject to receipt of the approvals specified in Section 4.3 herein and subject to the approval and adoption of the Merger and this Agreement by a majority of the outstanding Shares entitled to vote thereon, constitutes a valid, legal and binding agreement of the Company enforceable against the Company in accordance with its terms, except as the enforceability of this Agreement may be subject to or limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to or affecting the rights of creditors, and (ii) general equitable principles, regardless of whether the issue of enforceability is considered in a proceeding in equity or at law.

         Section 4.3. AUTHORIZATIONS. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no consent, approval, order or authorization of, or registration, declaration or filing with or notice to any Person by or with respect to the Company, other than (i) the filing of a certificate of merger in accordance with the DGCL and this Agreement, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the Exchange Act and the Securities Act,
(iv) the affirmative vote of holders of a majority of the outstanding Shares entitled to vote on the adoption of this Agreement and the Merger, (v) compliance with state laws relating to takeovers, if applicable, state securities or blue sky laws, (vi) any consents, authorizations, approvals, filings or exemptions in connection with the rules of the NYSE or AMEX, and
(vii) such other consents, waivers, approvals, orders, authorizations the failure of which to obtain or make would not (A) reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (B) materially impair the ability of the Company to perform its obligations under this Agreement, or (C) prevent the consummation of the Merger or any of the transactions contemplated hereby or thereby.

         Section 4.4. NON-CONTRAVENTION. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not contravene or conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, enhancement or acceleration of any obligation or the loss of a benefit under, or give rise to the creation of any Lien or any right of first refusal with respect to, any asset or property of the Company, pursuant to (i) any provision of the certificate of incorporation, bylaws or other organizational documents of the Company, (ii) assuming compliance with the matters referred to in Section 4.3, any provision of any material Law binding upon or applicable to the Company or its properties or assets, (iii) any Contract binding upon the Company, or (iv) any License held by the Company, except in the case of clauses (iii) and (iv) above, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

          Section 4.5.  CAPITALIZATION.

                  (a) The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock and 20,000,000 shares of Company Preferred Stock. As of the date of this Agreement, there are outstanding (i) 6,459,718 shares of Company Common Stock, including all shares restricted under any compensation plan or arrangement of the Company, and (ii) Options to purchase an aggregate of 1,439,500 shares of Company Common Stock, all of which are subject to the Company's 1994 Stock Incentive Plan (as amended and restated effective January 15, 2003, subject to the approval of the Company's stockholders) (the "Stock Incentive Plan"). As of the date of this Agreement, 22,444 shares of Company Common Stock are reserved for issuance pursuant to the Company's Employee Stock Purchase Plan (the "Stock Purchase Plan") and 1,439,500 shares of Company Common Stock are reserved for issuance pursuant to the Stock Incentive Plan, and 10,500 shares of Company Common Stock are held in treasury by the Company. As of March 31, 2003, the Company expects that participants in the Stock Purchase Plan will have made contributions toward the purchase of approximately 4,000 shares of Company Common Stock under the Stock Purchase Plan. There are no shares of Company Preferred Stock outstanding and no options, warrants or other agreements outstanding to purchase shares of Company Preferred Stock.

                  (b) All outstanding shares of capital stock of the Company (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) are not subject to preemptive or other similar rights (and were not issued in violation of any such rights), and (iii) were issued in compliance with all applicable federal and state securities Laws. Except as set forth in this Section 4.5 and except for changes after the date of this Agreement resulting solely from the exercise of Options outstanding on such date (and identified in Section
4.5 of the Company Disclosure Schedule), there are no outstanding (i) shares of capital stock or other voting securities of the Company, (ii) securities of the Company convertible into or exercisable or exchangeable for shares of capital stock or voting securities of the Company, and (iii) options or other rights to acquire from the Company, or obligations of the Company to issue, any capital stock, voting securities or securities convertible into or exercisable or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the "Company Securities"). There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities.

                  (c) There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into or exercisable or exchangeable for Company Securities having the right to vote) on any matters.

                  (d) Section 4.5 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true and correct listing of (i) each option to purchase any Company Securities, the holder thereof, the number and type of Company Securities purchasable thereunder, the dates upon which such options become exercisable and expire, and the exercise prices at which such options are exercisable (none of which options has been repriced, except as set forth in Section 4.5(d) of the Company Disclosure Schedule), and (ii) a list of each other right to acquire any Company Securities pursuant to any other agreement or instrument, describing such right and indicating the holder thereof. There are no employment, executive termination or other agreements providing for the issuance of any Company Securities. There are no outstanding stock appreciation rights or other outstanding contractual rights the value of which is derived from the financial performance of the Company or the value of shares of Company Common Stock. The amendment and restatement of the Stock Incentive Plan was approved by the Company's Board of Directors as of January 15, 2003 and is expected to be submitted to the Company's stockholders for approval at the Company Stockholders Meeting. In a writing dated January 15, 2003, the Majority Shareholder acknowledged his approval of such amendment and restatement and his intention to vote 100% of his Company Common Stock in favor of approval thereof.

                  (e) Other than the Stockholder Voting and Option Agreement, there are no stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party, by which it is bound or of which the Company is aware relating to the voting or disposition of any Company Securities (including any such agreements or understandings that may limit in any way the solicitation of proxies by or on behalf of the Company from, or the casting of votes by, the stockholders of the Company with respect to the Merger). There are no registration rights applicable to any Company Securities.

         Section 4.6.  SUBSIDIARIES.

                  (a) The Company has no Subsidiaries. Without limiting the effect of the failure of the representation in this Section 4.6(a) to be true and correct, to the extent the Company does have any Subsidiaries, each of the representations and warranties of the Company in this Agreement and any covenants or agreements of the Company in this Agreement shall be read as if given as to or made by the Company and/or any of its Subsidiaries, as applicable, in order not to limit the effect of the representation, warranty or covenant.

                  (b) The Company (i) does not directly or indirectly own, (ii) has not agreed to purchase or otherwise acquire, and (iii) does not hold any interest convertible into or exercisable or exchangeable for, any of the capital stock or other equity interest of any corporation, partnership, limited liability company or other business association or entity.

         Section 4.7.  SEC AND RELATED FILINGS.

                  (a) The Company has provided to Parent true and complete copies of (i) the Company's annual reports on Form 10-K for its fiscal years ended December 31, 1999, 2000 and 2001 (the 2001 Form 10-K being referred to herein as the "Company Form 10-K"), (ii) the Company's quarterly reports on Form 10-Q for its fiscal quarters ended March 31, 2002, June 30, 2002 and September 30, 2002 (the "Company Form 10-Qs"), (iii) the Company's proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company since January 1, 2000 (the Company's proxy statements for the 2001 and 2002 annual meetings of shareholders being referred to herein as the "Company 2001 and 2002 Proxy Statements"), and (iv) all of the Company's other forms, reports, exhibits, schedules, registration statements, definitive proxy statements and other documents, filed with the SEC since January 1, 2000 (the items in subsections (i) through (iv) collectively, the "Company Securities Documents"). Each document or report that the Company has been required to file with the SEC since January 1, 2000 has been timely filed by the Company.

                  (b) As of their respective filing dates (or, in the case of registration statements, their respective effective dates), the Company Securities Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act or applicable state securities laws, as the case may be, and the rules and regulations thereunder. None of the Company Securities Documents at the time filed (or in the case of registration statements, their respective effective dates) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         Section 4.8. COMPANY FINANCIAL STATEMENTS. The audited financial statements and unaudited interim financial statements of the Company included in the Company Securities Documents (including any pro forma financial information contained therein) have been prepared from and are in accordance with the books and records of the Company and complied as to form in all material respects with the published rules and regulations of the SEC and all applicable accounting requirements with respect thereto as in effect as of the respective dates thereof, were prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be otherwise noted therein) during the periods involved ("GAAP") and fairly present in accordance with applicable requirements of GAAP (subject, in the case of unaudited statements, to normal, recurring year-end audit adjustments, none of which are or will be material, and to the absence of notes) the financial position of the Company as of their respective dates and the results of operations, changes in stockholders' equity and cash flows of the Company for the periods presented therein.

          Section 4.9. PROXY/PROSPECTUS; REGISTRATION STATEMENT. None of the information to be supplied by the Company for inclusion in (a) the proxy statement relating to the Company Stockholders Meeting, to be filed by the Company with the SEC, and any amendments or supplements thereto (the "Proxy Statement-Prospectus"), or (b) the Registration Statement on Form S-4 (the "Registration Statement"), of which the Proxy-Statement Prospectus is a part, to be filed by Parent with the SEC in connection with the Merger, and any amendments or supplements thereto, will, at the respective times such documents are filed, and, in the case of the Proxy Statement-Prospectus, at the time the Proxy Statement-Prospectus or any amendment or supplement thereto is first mailed to the Company's stockholders, at the time of the Company Stockholders Meeting and at the Effective Time, and, in the case of the Registration Statement, when it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be made therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

         Section 4.10. ABSENCE OF CERTAIN CHANGES. Except as contemplated by this Agreement, since the date of the Company Balance Sheet, the Company has conducted its business in the Ordinary Course, and (i) there has not been any event, occurrence or development of a state of circumstances or facts which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and (ii) except for reasonable and customary fees paid or to be paid to the Company's directors for service on the Special Committee, the Company has not taken any action which, if taken after the date hereof, would require Parent's consent under Section 6.1.

         Section 4.11. LITIGATION. There is no claim, action, suit, investigation or proceeding pending against, or to the knowledge of the Company, threatened in writing against, the Company, any of its properties or assets or any of its directors and officers in their capacities as such before any court or arbitrator or any Governmental Authority, or with respect to which the Company has retained or assumed responsibility by contract or operation of Law. No such claim, action, suit, investigation or proceeding if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect on the Company. There are no judgments, decrees, orders, writs, injunctions, determinations or awards issued by any court or arbitrator or any Governmental Authority currently outstanding and unsatisfied against the Company, or for which the Company has retained or assumed responsibility by contract or operation of Law. Other than as provided by the DGCL or the Company's certificate of incorporation or bylaws, there are no indemnification agreements between the Company on the one hand, and any directors, officers, employees or other agents of the Company or any of its former Subsidiaries (if any) on the other hand. There are no indemnification or similar claims by or against the Company that are pending or, to the knowledge of the Company, threatened, or which could reasonably be expected to be asserted in the future.

          Section 4.12.  COMPLIANCE WITH LAWS.

                  (a) The Company is, and at all times during the last three years (and any former Subsidiary or operations sold by the Company or any of its Subsidiaries within the last three years, during such period while owned by the Company or any of its Subsidiaries) has been, in compliance in all material respects with all applicable material Laws, including, but not limited to, the HSR Act and all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages. The Company has not received during the last three years any notice, order or other communication from any Governmental Authority of any alleged, actual or potential violation of or failure to comply in any material respect with any Law.

                  (b) All Licenses required for the operation of the business of the Company as currently conducted are in full force and effect without any default or violation thereunder by the Company or, to the knowledge of the Company, by any other party thereto, except where any such default or violation or the failure of any such License to be in full force and effect has not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Since January 1, 2000, the Company has not received any notice, order or other communication from any Governmental Authority of any alleged, actual or potential violation of or default under any such License in any material respect.

         Section 4.13. SYSTEMS. To the Company's knowledge, all computer databases, software, hardware and Embedded Controls (as defined below) (collectively, the "Systems") owned, used or licensed by the Company are in good operating order and free from defects that have had or would reasonably be expected to have a Material Adverse Effect on the Company. "Embedded Control" means any microprocessor, microcontroller, smart instrumentation or other sensor, driver, monitor, robotic or other device containing a semiconductor, memory circuit or microchip.

         Section 4.14. REAL PROPERTY. Section 4.14 of the Company Disclosure Schedule describes each interest in real property owned or leased by the Company. The Company has good and marketable title in fee simple to all of the real property listed or required to be listed in Section 4.14 of the Company Disclosure Schedule owned by the Company, and owns all right, title and interest in all leasehold estates and other rights purported to be granted to it by the leases and other agreements listed in Section 4.14 of the Company Disclosure Schedule, in each case free and clear of any Liens except for such Liens, if any, as are reflected on the Company Balance Sheet or such other Liens as do not detract in any material respect from the value of the property subject thereto and do not materially interfere with the current use of such property.

         Section 4.15. PERSONAL PROPERTY. The Company has good and marketable title to all of its properties and assets (not including real property) free and clear of any Liens except for Liens reflected on the Company Balance Sheet or such other Liens, if any, as do not detract in any material respect from the value or marketability of the property subject thereto and do not materially interfere with the current use of such property. The material properties and assets owned or leased by the Company are in the possession or under the control of the Company and are in good condition and repair, ordinary wear and tear excepted, are suitable for the purposes for which they are being used and are of a condition, nature and quantity sufficient for the conduct of the business of the Company as presently conducted.

          Section 4.16.  CONTRACTS.

                  (a) Except for Contracts entered into after the date of the Agreement which are permitted by Section 6.1 of this Agreement, the Company is not (i) a party to or bound by any written agreement for the employment of any officer, individual employee or other person on a full-time, part-time or consulting basis, or relating to severance pay for any person other than those terminable at will, (ii) a party to or bound by any Contract for the sale of any material capital asset, (iii) a party to or bound by any Contract which is a material contract (as defined in Item 601 of Regulation S-K) to be performed after the date of this Agreement, (iv) a party to or bound by any Contract which prohibits the Company or its affiliates in any material respect from freely engaging in any business anywhere in the world, (v) a party to or bound by any Contract relating to the borrowing of money or to mortgaging, pledging or otherwise placing a material Lien on any of the assets of the Company, (vi) a party to or bound by any Contract that provides for future payments to or by the Company in excess of $200,000 and is not terminable by the Company within 180 days without the payment of a penalty or premium, or (vii) a guarantor of, or otherwise party to any obligation for, borrowed money.

                  (b) The Company is not and, to the knowledge of the Company, no other party is, in violation of or in default under (nor does there exist any condition affecting the Company, or to the Company's knowledge, other parties to such Contracts, which upon the passage of time or the giving of notice or both would reasonably be expected to cause such a violation of or default under) any Contract to which the Company is a party or by which the Company or any of its properties or assets are bound, except for violations or defaults that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Each Contract set forth in
Section 4.16 of the Company Disclosure Schedule or filed as an exhibit to the Company Form 10-K or the Company Form 10-Qs included in the Company Securities Documents constitutes a valid and binding obligation of the Company and, to the knowledge of the Company, each other party thereto and is enforceable against such other party in accordance with its terms. The Company has performed all of the Company's material obligations under each such Contract which were required to be performed on or before the date of this Agreement or the Effective Time, as applicable.

                  (c) Prior to the date of this Agreement, except for Contracts identified in writing to Parent whose terms have not been disclosed to Parent due to the need for confidentiality (collectively, the "Confidential Contracts"), Parent has been provided access to a true and correct copy of each written Contract, and a written description of each material oral Contract (if any), set forth in the Company Securities Documents or required to be identified in Section 4.16 of the Company Disclosure Schedule, together with all amendments, waivers or other changes thereto.

         Section 4.17. INSURANCE. Section 4.17 of the Company Disclosure Schedule sets forth a true and correct listing of the policies and binders of insurance maintained by the Company, together with the Company's experience since January 1, 1996 with respect to material claims. With respect to each such insurance policy or binder, neither the Company nor, to the Company's knowledge, any other party to the policy is in breach or default thereunder (including with respect to the payment of premiums or the giving of notices), and the Company does not know of any occurrence or any event which (with notice or the lapse of time or both) would constitute such a breach or default or permit termination, modification or acceleration under the policy, except for such breaches or defaults which, individually or in the aggregate, would not result in a Material Adverse Effect on the Company.

         Section 4.18.  INTELLECTUAL PROPERTY.

                  (a) Section 4.18(a) of the Company Disclosure Schedule sets forth a true and correct listing of all material Registered Intellectual Property owned by the Company (the "Owned Intellectual Property") and all material Intellectual Property used by the Company under license or similar agreement (the "Licensed Intellectual Property" and, together with the Owned Intellectual Property, the "Scheduled Intellectual Property"). The Company owns all right, title and interest in and to the Owned Intellectual Property, free and clear of all Liens, and is the valid licensee of the Licensed Intellectual Property. None of the Scheduled Intellectual Property is subject to any outstanding order, ruling, decree, judgment or stipulation to which the Company is or has been made a party, nor is it the subject of any Proceeding by or against the Company. To the knowledge of the Company, the Owned Intellectual Property is valid and enforceable.

                  (b) Reasonable measures have been taken by the Company to maintain the secrecy of its trade secret and know-how Intellectual Property, whether or not identified on Schedule 4.18(a).

                  (c) There are no agreements or arrangements pursuant to which any of the Scheduled Intellectual Property has been licensed by the Company to any Person, or which permits the use of any of the Scheduled Intellectual Property (whether through non-assertion, settlement or similar agreements or otherwise) by any Person other than the Company.

                  (d) To the knowledge of the Company, the conduct by the Company of its business does not infringe upon or violate the Intellectual Property rights of any other Person. The Company has received no claim or demand of any Person in writing, nor is there any proceeding that is pending or to the knowledge of the Company threatened, which (in any such case) (i) challenges the rights of the Company in respect of any Scheduled Intellectual Property, or (ii) asserts that the Company is infringing or otherwise in conflict with, or is required to pay any royalty, license fee, charge or other amount with regard to, any Intellectual Property.

                  (e) To the knowledge of the Company, no other Person is infringing upon or has infringed upon any Scheduled Intellectual Property, or the rights of the Company in any Scheduled Intellectual Property where such infringement could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

         Section 4.19.  TAXES.

                  (a) The Company has timely filed all Tax Returns in the jurisdictions where such returns are required to be filed through the Effective Time, except for personal property, sales and use and other state and local non-income Tax Returns, the nonfiling of which would not reasonably be expected to have a Material Adverse Effect on the Company. All such Tax

Returns are complete and correct in all material respects and have been prepared on a proper basis. All Tax liabilities of the Company, whether or not shown to be due on Tax Returns, have been paid or adequate reserves established on the Company's financial statements.

                  (b) There are no Tax Liens upon the assets of the Company in any amount except Liens for Taxes not yet due.

                  (c) No deficiency for any Taxes has been proposed, asserted or assessed against the Company that has not been resolved or paid in full and, no audits or other administrative proceedings or court proceedings are currently pending or threatened in writing with regard to any Taxes or Tax Returns of the Company where an adverse determination could reasonably be expected to have a Material Adverse Effect on the Company.

                  (d) The Company has not waived any statute of limitations in respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency where an adverse determination could reasonably be expected to have a Material Adverse Effect on the Company.

                  (e) No claim has been made during the last three years by a taxing authority in a jurisdiction where the Company does not file income or franchise Tax Returns that such entity may be subject to income or franchise Taxes in that jurisdiction.

                  (f) The Company has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Tax and has duly and timely withheld from employees salaries, wages and other compensation, and other amounts from which withholding is required, and have paid over to the appropriate taxing authorities, all amounts required to be withheld and paid over for all periods under all applicable laws.

                  (g) The Company has not been a member of an "Affiliated Group" as defined in the Code filing a consolidated Federal Income Tax Return.

                  (h) The Company has not filed a consent under Codess.341(f) concerning collapsible corporations.

                  (i) The Company has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code ss.280G.

                  (j) The Company has not been a United States real property holding corporation within the meaning of Code ss.897(c)(2) during the applicable period specified in Code ss.897(c)(1)(A)(ii).

                  (k) The Company has not been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by the Company or any of its Subsidiaries, and the IRS has not initiated or proposed any such adjustment or change in accounting method.

                  (l) The Company is not a foreign person within the meaning of
Section 1445 of the Code.

                  (m) None of the assets or properties of the Company is an asset or property that is or will be required to be treated as being (i) owned by any person or entity pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, or (ii) tax-exempt use property within the meaning of Section 168(h)(1) of the Code.

          Section 4.20.  EMPLOYEE BENEFITS.

                  (a) Section 4.20 of the Company Disclosure Schedule contains a true and correct listing of all Company Benefit Plans. The Company has furnished or made available to Parent, with respect to each Company Benefit Plan: all relevant plan documents, handbooks, manuals, collective bargaining agreements and similar documents governing employment policies, practices and procedures, the most recent summary plan descriptions and any subsequent summaries of material modifications and all other material employee communications discussing any employee benefit; Forms series 5500 as filed with the IRS for the three most recent plan years; the most recent report of the enrolled actuary for all defined benefit plans, funded welfare plans or other plans requiring actuarial valuation, all trust agreements with respect to employee benefit plans, plan contracts with service providers or with insurers providing benefits for participants or liability insurance for fiduciaries and other parties in interest or bonding; most recent annual audit and accounting of plan assets for all funded plans; and most recent IRS determination letter for all plans qualified under Code section 401(a).

                  (b) With respect to each Company Benefit Plan: (i) each Company Benefit Plan has been operated and administered in material compliance with its governing documents, and is in compliance in all material respects with the applicable provisions of ERISA, the Code and all other applicable Laws.

                  (c) Neither the Company nor any of the Company Benefit Plans nor any trust created thereunder nor any trustee or administrator thereof, has engaged in any transaction as a result of which the Company would reasonably be expected to be subject to any material liability pursuant to Sections 406 or 409 of ERISA or to either a civil penalty assessed pursuant to Section 502(i) or
Section 502(l) of ERISA or a tax imposed pursuant to Section 4975 of the Code.

                  (d) Each Company Benefit Plan that is intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the IRS to be so qualified by issuance and receipt of a favorable determination letter or reliance upon an opinion letter which states that the Company Benefit Plan meets all requirements under the Code and that any trust(s) associated with such Company Benefit Plan is tax exempt under Section 501(a) of the Code. Each such Company Benefit Plan has filed or will file an application for a favorable determination letter from the IRS which covers recent tax law changes commonly known as "GUST" within the GUST remedial amendment period (to the extent such Plan is required to file such an application) and has been or will be timely amended for the tax law changes commonly known as "EGTRRA". No event has occurred since the date of the most recent determination (other than the effective date of certain amendments to the Code the remedial amendment period for which has not expired) that would adversely affect the qualified status of such Company Benefit Plan.

                  (e) There are no claims (other than routine claims for benefits), actions or lawsuits pending, or to the knowledge of the Company, threatened, with respect to any Company Benefit Plan or the Company in connection with any Company Benefit Plan or the fiduciaries responsible for such Company Benefit Plans, and to the knowledge of the Company, there are no circumstances that would reasonably be expected to give rise to any action, lawsuit or claim, on behalf of or against any of the Company Benefit Plans. There are no audits, investigations or examinations with respect to any Company Benefit Plan by the IRS, the Department of Labor, the PBGC or any other governmental agency (other than a review associated with the application for a determination letter that has or may be filed with the IRS) and to the knowledge of the Company, no such audit, investigation or examination is threatened or pending.

                  (f) All contributions (including all employer contributions and employee salary reduction contributions) that are due with respect to any Company Benefit Plan have been made within the time periods prescribed by ERISA and the Code to each such plan and all contributions for any period ending on or before the Closing Date which are not yet due have been made to each such Company Benefit Plan or accrued in accordance with the past custom and practice of the Company. All premiums or other payments for all periods ending before the Closing Date have been paid with respect to each Company Benefit Plan.

                  (g) None of the Company Benefit Plans is a plan subject to Title IV of ERISA, the minimum funding requirements of Section 302 of ERISA or
Section 412 of the Code. Neither the Company nor any ERISA Affiliate has incurred any liability under Title IV of ERISA, and no events have occurred and no circumstances exist that could reasonably be expected to result in such liability to the Company or any ERISA Affiliate.

                  (h) Neither the Company nor any ERISA Affiliate maintains, contributes to or has ever maintained or been obligated to contribute to, or has any liability with respect to, a Multiemployer Plan. Neither the Company nor any ERISA Affiliate has incurred any liability due to a complete or partial withdrawal from a Multiemployer Plan or due to the termination or reorganization of a Multiemployer Plan (except for any such liability as has been satisfied in full), and no events have occurred and no circumstances exist that could reasonably be expected to result in such liability to the Company or any ERISA Affiliate.

                  (i) All reports and information required to be filed with the DOL, IRS and PBGC or with plan participants and their beneficiaries with respect to each Company Benefit Plan have been filed and all annual reports (including Form 5500 series) of such Plans that require an audit were certified without qualification by each Plan's accountants.

                  (j) All Company Benefit Plans may, without liability, be prospectively amended, terminated or otherwise discontinued except as specifically prohibited by federal law.

                  (k) Any bonding required under ERISA with respect to any Company Benefit Plan has been obtained and is in full force and effect.

                  (l) Neither the Company nor any ERISA Affiliate maintains any retired life and/or retired health insurance plans which provide for continuing benefits or coverage for any employee or any beneficiary of an employee after such employee's termination of employment, except where the continuation of such coverage is required by Law. The Company and each ERISA Affiliate has complied in all material respects with the continuation coverage requirements of Section 4980B of the Code and Sections 601-608 of ERISA.

                  (m) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will: (i) result in a material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due from the Company under any Company Benefit Plan; (ii) materially increase any benefit otherwise payable under any Company Benefit Plan; or (iii) accelerate the time of payment or vesting, or increase the amount of, any compensation due to any individual.

                  (n) There are no agreements to which the Company is a party which will provide payments to any officer, employee or highly compensated individual which will be "parachute payments" under Section 280G or Section 4999 of the Code for which the Parent or the Company would have withholding liability or that would result in loss of tax deductions under Section 280G of the Code.

         Section 4.21. LABOR MATTERS. No application or petition for certification of a collective bargaining agent is pending or, to the knowledge of the Company, threatened, and none of the Company's employees are, or during the last three years have been, represented by any union or other bargaining representative. There is no labor strike, slow down, stoppage or lock out pending or, to the knowledge of the Company, threatened against the Company.

         Section 4.22.  ENVIRONMENTAL MATTERS.

                  (a) The Company, including all of its businesses and operations, is, and since January 1, 2000 has been, operated in compliance with all applicable Environmental Laws, except where the failure to so comply has not, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

                  (b) There are no conditions on or beneath any real property which is now owned, used or leased to or by the Company ("Current Real Property") which might, under any applicable Environmental Law, (i) give rise to a material liability or the imposition of a statutory Lien, or (ii) require any Response, Removal or Remedial Action or any other action, including without limitation reporting, monitoring, cleanup or contribution, which would require a material expenditure or material commitment by the Company.

                  (c) There were no conditions on or beneath any real property which was, but is no longer, owned, used or leased to or by the Company ("Former Real Property"), during the period of such ownership, use or lease, which might under any applicable Environmental Law, (i) give rise to a material liability or the imposition of a statutory Lien, or (ii) require any Response, Removal or Remedial Action or any other action, including without limitation reporting, monitoring, cleanup or contribution, which would require a material expenditure or commitment by the Company.

                  (d) The Company has not received any written notification of a release or threat of a release of a Hazardous Substance with respect to any Current Real Property or Former Real Property.

                  (e) No Hazardous Substances have been used, handled, generated, processed, treated, stored, transported to or from, released, discharged or disposed of by the Company or, to the best of the Company's knowledge, any third party on, about or beneath any Current Real Property except in compliance with all applicable Environmental Laws, or where the failure to so comply has not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

                  (f) During the Company's ownership, use or lease of the Former Real Property, no Hazardous Substances were used, handled, generated, processed, treated, stored, transported to or from, released, discharged or disposed of by the Company or, to the best of the Company's knowledge, any third party on, about or beneath the Former Real Property except in compliance with all applicable Environmental Laws, or where the failure to so comply has not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

                  (g) To the Company's knowledge, there are no above or underground storage tanks, asbestos containing materials, or transformers containing or contaminated with PCBs on or beneath the Current Real Property.

                  (h) The Company has received no written notice and has no knowledge of:

                           (i) any claim, demand, investigation, enforcement action, Response, Removal, Remedial Action, statutory Lien or other governmental or regulatory action instituted or threatened against the Company or the Current or Former Real Property pursuant to any applicable Environmental Law;

                           (ii) any claim, demand notice, suit or action, made or threatened by any Person against the Company, the Current Real Property or the Former Real Property relating to (A) any form of damage, loss or injury resulting from, or claimed to result from, any Hazardous Substance on or beneath the Current or Former Real Property or (B) any alleged material violation of any applicable Environmental Law by the Company; or

                           (iii) any written communication to or from any Governmental Authority arising out of or in connection with Hazardous Substances on or beneath or generated at the Current Real Property or Former Real Property, including, without limitation, any notice of violation, citation, complaint, order, directive, request for information or response thereto, notice letter, demand letter or compliance schedule.

                  (i) To the Company's knowledge, no wastes generated by the Company have ever been directly or indirectly sent, transferred, transported to, treated, stored, or disposed of at any site listed or formally proposed for listing on the National Priority List promulgated pursuant to CERCLA or to any site listed on any state list of sites requiring or recommended for investigation or clean-up. None of the Current Real Property or Former Real Property is listed on the National Priorities List or any state list of sites requiring or recommended for investigation or clean up.

         Section 4.23. ABSENCE OF UNDISCLOSED LIABILITIES. All of the material obligations and liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, and regardless of when asserted, including Taxes) with respect to or based upon transactions or events ("Liabilities"), required to be reflected on the Company Balance Sheet in accordance with GAAP, have been so reflected. The Company has no Liabilities which are, in the aggregate, material to the condition (financial or otherwise), business, properties, assets, results of operations, cash-flows or prospects of the Company, except (i) as reflected on the Company Balance Sheet, (ii) Liabilities which arose prior to the date of the Company Balance Sheet and are not required under GAAP to be reflected on the Company Balance Sheet and which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, or (iii) Liabilities which have arisen after the date of the Company Balance Sheet in the Ordinary Course and which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

         Section 4.24. OPINION OF FINANCIAL ADVISOR. The Board of Directors of the Company and the Special Committee have received an opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc., financial advisor to the Special Committee, dated the date of this Agreement to the effect that, as of such date, the Merger Consideration to be received in the Merger by a holder of Shares is fair from a financial point of view to the public stockholders of the Company. A signed copy of such opinion shall be delivered to Parent promptly.

         Section 4.25. BROKERS. No person acting on behalf of the Company or under its authority is or will be entitled to any brokers' or finders' fee or any other commission or similar fee, directly or indirectly, from any of such parties in connection with any of the transactions contemplated by this Agreement, other than Houlihan Lokey Howard & Zukin Financial Advisors, Inc., whose fees and expenses shall be paid by the Company. A true and correct copy of all agreements with Houlihan Lokey Howard & Zukin Financial Advisors, Inc. have been delivered to Parent.

         Section 4.26.  BOARD RECOMMENDATION; SECTION 203; REQUIRED VOTE.

                  (a) The Board of Directors of the Company, at a meeting duly called and held, has by unanimous vote of those directors present (who constituted all of the directors then in office) (i) approved and adopted this Agreement, (ii) determined that the Merger, this Agreement, the Stockholder Voting and Option Agreement and the transactions contemplated hereby and thereby are advisable and fair to and in the best interests of the holders of Company Common Stock, and (iii) recommended that the holders of Company Common Stock approve the Merger, this Agreement and the transactions contemplated hereby. The Special Committee, at a meeting duly called and held, has by unanimous vote recommended to the Board of Directors of the Company (i) approval and adoption of this Agreement, (ii) the determination that the Merger, this Agreement, the Stockholder Voting and Option Agreement and the transactions contemplated hereby and thereby are advisable and fair to and in the best interests of the public stockholders of the Company, and (iii) the recommendation that the holders of Company Common Stock approve the Merger, this Agreement and the transactions contemplated hereby.

                  (b) The Board of Directors of the Company has approved this Agreement, the Merger and the Stockholder Voting and Option Agreement, prior to execution, delivery and performance of this Agreement and the Stockholder Voting and Option Agreement, in accordance with Section 203 of the DGCL, so that such Section will not apply to Parent, Merger Subsidiary, the Merger, this Agreement, the Stockholder Voting and Option Agreement or the transactions contemplated hereby or thereby. No provision of the certificate of incorporation, bylaws or other organizational documents of the Company would, directly or indirectly, restrict or impair the ability of Parent or its affiliates to vote, or otherwise to exercise the rights of a stockholder with respect to, securities of the Company that may be acquired or controlled by Parent or its affiliates or permit any stockholder to acquire securities of the Company on a basis not available to Parent in the event that Parent were to acquire securities of the Company, and the Company does not have any rights plan, preferred stock or similar arrangement which has any of the aforementioned consequences.

                  (c) The affirmative vote of a majority of the outstanding Shares entitled to vote to approve this Agreement is the only vote of the holders of any class of capital or series of the Company's capital stock or other voting securities necessary to approve the Merger.

         Section 4.27. PRIOR NEGOTIATIONS. Since January 1, 2003, the Company and its officers, directors, employees, representatives, agents and advisors (including the Company's financial advisor) have not been involved in substantive discussions with any group or Person or any of their respective representatives or advisors, or furnished material confidential information to any such group or Person or any of their respective representatives or advisors in connection with a possible Acquisition Proposal.

         Section 4.28. CERTAIN BUSINESS PRACTICES. Neither the Company nor any of its directors, officers, agents or employees has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (iii) consummated any transaction, made any payment, entered into any agreement or arrangement or taken any other action in violation of
Section 1128B(b) of the Social Security Act, as amended, or (iv) made any other unlawful payment, that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

         Section 4.29. AFFILIATE TRANSACTIONS. Except as set forth in the Company Form 10-K, Company Form 10-Qs or the Company 2001 and 2002 Proxy Statements, since January 1, 2001, no director, officer, partner, key employee, "affiliate" or "associate" (as such terms are defined in Rule 12b-2 under the Exchange Act) of the Company (or any immediate family member of any of the foregoing persons) (i) has borrowed any monies from or has outstanding any indebtedness or other similar obligations to the Company, (ii) to the best of the Company's knowledge, except for shares of a publicly traded company (in an amount not in excess of 5% of the outstanding shares of such company) owns any direct or indirect material interest of any kind in, or is a director, officer, employee, partner, affiliate or associate of, or consultant or lender to, or borrower from, or has the right to participate in the management, operations or profits of, any person or entity which since January 1, 2000 has been a material competitor, supplier, customer, distributor, lessor, tenant, creditor or debtor of the Company, or (iii) is otherwise a party to any material Contract with the Company. Any such Contract with the Company, whether written or oral, has been negotiated on an arms length basis and is on terms no less favorable to the Company than would be obtainable from unaffiliated third parties.

         Section 4.30. FULL DISCLOSURE. All documents and other papers delivered by or on behalf of the Company in connection with the transactions contemplated by this Agreement are accurate and complete in all material respects and are authentic. No representation or warranty of the Company contained in this Agreement or the Company Disclosure Schedule contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                         OF PARENT AND MERGER SUBSIDIARY

         Parent and Merger Subsidiary, jointly and severally, represent and warrant to the Company that:

         Section 5.1. CORPORATE EXISTENCE AND POWER. Parent and Merger Subsidiary are each duly incorporated, validly existing and in good standing under the laws of the State of Delaware and each has all requisite corporate power and authority and all material Licenses required to own, lease and operate its properties and assets and to carry on its business as now conducted, other than those Licenses which the failure to so obtain would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Parent. Parent and Merger Subsidiary are each duly qualified to do business as a foreign corporation and are in good standing in each jurisdiction where the character of the properties and assets owned, leased or operated by each or the nature of their respective activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Since its date of incorporation, Merger Subsidiary has not engaged in any material activities other than as related or incidental to the transactions contemplated by this Agreement. Parent has delivered to the Company true and complete copies of the certificates of incorporation and bylaws of Parent and Merger Subsidiary as currently in effect.

         Section 5.2. CORPORATE AUTHORIZATION. Parent and Merger Subsidiary each have all requisite corporate power and authority to execute, deliver and perform this Agreement and the Stockholder Voting and Option Agreement and to carry out the transactions contemplated hereby and thereby, and the execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the Stockholder Voting and Option Agreement have been duly authorized by all necessary corporate action. This Agreement and the Stockholder Voting and Option Agreement have been duly executed and delivered by Parent and Merger Subsidiary and constitute valid, legal and binding agreements of Parent and Merger Subsidiary enforceable against each of them in accordance with their respective terms, except as the enforceability of such agreements may be subject to or limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to or affecting the rights of creditors, and (ii) general equitable principles, regardless of whether the issue of enforceability is considered in a proceeding in equity or at law.

         Section 5.3. AUTHORIZATIONS. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the Stockholder Voting and Option Agreement and the consummation by each of them of the transactions contemplated hereby and thereby require no consent, approval, order or authorization of, or registration, declaration or filing with or notice to any Person by or with respect to Parent or Merger Subsidiary, other than (i) the filing of a certificate of merger in accordance with DGCL and this Agreement;
(ii) compliance with any applicable requirements of the HSR Act. (iii) compliance with any applicable requirements of the Exchange Act and the Securities Act, (iv) compliance with state laws relating to takeovers, if applicable, state securities or blue sky laws, (v) any consents, authorizations, approvals, filings or exemptions in connection with the rules of the NYSE or AMEX, and (vi) such other consents, waivers, approvals, orders, authorizations the failure of which to obtain or make would not (A) reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Parent,
(B) materially impair the ability of the Parent or Merger Subsidiary to perform their respective obligations under this Agreement, or (C) prevent the consummation of the Merger or any of the transactions contemplated hereby or thereby.

         Section 5.4. NON-CONTRAVENTION. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the Stockholder Voting and Option Agreement and the consummation by them of the transactions contemplated hereby and thereby do not and will not contravene or conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, enhancement or acceleration of any obligation or the loss of a benefit under, or give rise to the creation of any Lien or any right of first refusal with respect to, any asset or property of Parent or Merger Subsidiary, pursuant to (i) any provision of the certificate of incorporation or bylaws of Parent or Merger Subsidiary,
(ii) assuming compliance with the matters referred to in Section 5.3, any provision of any material Law binding upon or applicable to Parent or Merger Subsidiary or their respective properties or assets, (iii) any Contract binding upon Parent or Merger Subsidiary, or

(iv) any License held by Parent or Merger Subsidiary, except in the case of clauses (iii) and (iv) above, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

          Section 5.5.  CAPITALIZATION.

                  (a) The authorized capital stock of the Parent consists of 150,000,000 shares of Parent Common Stock and 20,000,000 shares of Parent Preferred Stock. As of February 22, 2003, there were outstanding (i) 56,638,331 shares of Parent Common Stock, including all shares restricted under any compensation plan or arrangement of Parent, and (ii) Options to purchase an aggregate of 5,351,926 shares of Parent Common Stock, all of which are subject to the Parent Stock Option Plans. As of the date of this Agreement, an adequate number of shares of Parent Common Stock are reserved for issuance pursuant to the Parent Stock Purchase Plan and the Parent Stock Option Plans, and 35,658,073 shares of Parent Common Stock were held in treasury by Parent. There are no shares of Parent Preferred Stock outstanding and no options, warrants or other agreements outstanding to purchase shares of Parent Preferred Stock.

                  (b) All outstanding shares of capital stock of Parent and its Subsidiaries (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) are not subject to preemptive or other similar rights (and were not issued in violation of any such rights), and (iii) were issued in compliance with all applicable federal and state securities Laws. Except as set forth in this Section 5.5, except for changes after February 22, 2003 resulting solely from the exercise of options under the Parent Stock Option Plans or from purchases of stock under the Parent Stock Purchase Plan, and except for the Parent Convertible Debentures, there are no outstanding (i) shares of capital stock or other voting securities of Parent or any of its Subsidiaries, (ii) securities of Parent or any of its Subsidiaries convertible into or exercisable or exchangeable for shares of capital stock or voting securities of Parent or any of its Subsidiaries, and (iii) options or other rights to acquire from Parent or any of its Subsidiaries, or obligations of Parent or any of its Subsidiaries to issue, any capital stock, voting securities or securities convertible into or exercisable or exchangeable for capital stock or voting securities of Parent or any of its Subsidiaries.

                  (c) The shares of Parent Common Stock to be issued to holders of Company Common Stock as part of the Merger Consideration under Article II of this Agreement have been duly authorized and, when issued, will be validly issued, fully paid and non-assessable and will be issued in compliance with all applicable federal and state securities Laws.

                  (d) There are no outstanding bonds, debentures, notes or other indebtedness of Parent having the right to vote (or, other than the Parent Convertible Debentures, convertible into or exercisable or exchangeable for securities having the right to vote) on any matters.

         Section 5.6. SUBSIDIARIES. All outstanding shares of capital stock of the Subsidiaries of Parent are owned by Parent or a direct or indirect Subsidiary of the Parent, free and clear of all Liens.

         Section 5.7.  SEC AND RELATED FILINGS.

                  (a) Parent has provided to Company true and complete copies of
(i) Parent's annual reports on Form 10-K for its fiscal years ended February 26, 2000, February 24, 2001 and February 23, 2002 (the February 2002 Form 10-K being referred to herein as the "Parent Form 10-K"), (ii) Parent's quarterly reports on Form 10-Q for its fiscal quarters ended May 25, 2002, August 24, 2002 and November 23, 2002 (the "Parent Form 10-Qs"), (iii) Parent's proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of Parent since January 1, 2000, and (iv) all of Parent's other forms, reports, exhibits, schedules, registration statements, definitive proxy statements and other documents, filed with the SEC since January 1, 2000 (the items in subsections (i) through (iv) collectively, the "Parent Securities Documents"). Each document or report that Parent has been required to file with the SEC since January 1, 2000 has been timely filed by Parent.

                  (b) As of their respective filing dates (or, in the case of registration statements, their respective effective dates), the Parent Securities Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act or applicable state securities laws, as the case may be, and the rules and regulations thereunder. None of the Parent Securities Documents at the time filed (or in the case of registration statements, their respective effective dates) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         Section 5.8. PARENT FINANCIAL STATEMENTS. The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent included in Parent Securities Documents (including any pro forma financial information contained therein) have been prepared from and are in accordance with the books and records of Parent and complied as to form in all material respects with the published rules and regulations of the SEC and all applicable accounting requirements with respect thereto as in effect as of the respective dates thereof, were prepared in accordance with GAAP and fairly present in accordance with applicable requirements of GAAP (subject, in the case of unaudited statements, to normal, recurring year-end audit adjustments, none of which are or will be material, and to the absence of notes) the consolidated financial position of Parent and its Subsidiaries as of their respective dates and the consolidated results of operations, changes in stockholders' equity and cash flows of Parent and its Subsidiaries for the periods presented therein.

          Section 5.9. DISCLOSURE DOCUMENTS, INFORMATION SUPPLIED. None of the information to be supplied by Parent for inclusion in (a) the Proxy Statement-Prospectus, or (b) the Registration Statement, and any amendments or supplements thereto, will, at the respective times such documents are filed, and, in the case of the Proxy Statement-Prospectus, at the time the Proxy Statement-Prospectus or any amendment or supplement thereto is first mailed to the Company stockholders, at the time of the Company Stockholders Meeting and at the Effective Time, and, in the case of the Registration Statement, when it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be made therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

         Section 5.10. ABSENCE OF CERTAIN CHANGES. Except as contemplated by this Agreement, since the date of Parent Balance Sheet, Parent has conducted its business in the Ordinary Course and there has not been any event, occurrence or development of a state of circumstances or facts which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

         Section 5.11. LITIGATION. Except as set forth in the Parent Securities Documents, there is no claim, action, suit, investigation or proceeding pending against, or to the knowledge of Parent, threatened in writing against or affecting, Parent or any of its Subsidiaries, any of their respective properties or assets or any of their respective directors and officers in their capacities as such before any court or arbitrator or any Governmental Authority, or with respect to which Parent or any of its Subsidiaries has retained or assumed responsibility by contract or operation of Law. No such claim, action, suit, investigation or proceeding if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect on Parent. There are no judgments, decrees, orders, writs, injunctions, determinations or awards issued by any court or arbitrator or any Governmental Authority currently outstanding and unsatisfied against Parent or any of its Subsidiaries, or for which Parent or any of its Subsidiaries has retained or assumed responsibility by contract or operation of Law. Except as set forth in the Parent Securities Documents, there are no indemnification agreements between Parent or any of its Subsidiaries on the one hand, and any directors, officers, employees or other agents of Parent or any of its current or former Subsidiaries on the other hand. There are no indemnification or similar claims by or against Parent or any of its Subsidiaries that are pending or, to the knowledge of Parent, threatened, or which could reasonably be expected to be asserted in the future.

          Section 5.12.  COMPLIANCE WITH LAWS.

                  (a) Parent and each of its Subsidiaries are, and at all times during the last three years (and any former Subsidiary or operations sold by Parent or any of its Subsidiaries within the last three years, during such period while owned by Parent or any of its Subsidiaries) have been, in compliance in all material respects with all applicable material Laws, including, but not limited to, the HSR Act and all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages. Neither Parent nor any of its Subsidiaries has received during the last three years, any notice, order or other communication from any Governmental Authority of any alleged, actual or potential violation of or failure to comply in any material respect with any Law.

                  (b) All Licenses required for the operation of the business of Parent and each of its Subsidiaries as currently conducted are in full force and effect without any default or violation thereunder by Parent or any of its Subsidiaries or, to the knowledge of Parent, by any other party thereto, except where any such default or violation or the failure of any such License to be in full force and effect has not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Since January 1, 2000, neither Parent nor any of its Subsidiaries has received any notice, order or other communication from any Governmental Authority of any alleged, actual or potential violation of or default under any such License in any material respect.

         Section 5.13. REAL PROPERTY. Except as disclosed in the Parent Securities Documents, Parent and its Subsidiaries have good and marketable title to all real properties owned by them, free from Liens that would materially affect the value thereof or materially interfere with the current use made therof. Parent and its Subsidiaries hold any leased real property under valid and enforceable leases with no exceptions that would materially interfere with the current use thereof by them.

         Section 5.14. PERSONAL PROPERTY. Parent and each of its Subsidiaries have good and marketable title to all of their respective properties and assets (not including real property) free and clear of any Liens except for Liens reflected on Parent Balance Sheet or such other Liens, if any, as do not detract in any material respect from the value or marketability of the property subject thereto and do not materially interfere with the current use of such property. The material properties and assets owned or leased by Parent or any of its Subsidiaries are in the possession or under the control of Parent or such Subsidiaries and are in good condition and repair, ordinary wear and tear excepted, are suitable for the purposes for which they are being used and are of a condition, nature and quantity sufficient for the conduct of the businesses of Parent and its Subsidiaries as presently conducted.

         Section 5.15.  TAXES.

                  (a) Each of Parent and its Subsidiaries has timely filed all Tax Returns in the jurisdictions where such returns are required to be filed, except for personal property, sales and use and other state and local non-income Tax Returns, the nonfiling of which would not reasonably be expected to have a Material Adverse Effect on Parent or its Subsidiaries. All such Tax Returns are complete and correct in all material respects. All Tax liabilities of Parent and its Subsidiaries, whether or not shown to be due on Tax Returns, have been paid or adequate reserves established on financial statements.

                  (b) There are no Tax Liens upon the assets of Parent or any of its Subsidiaries in any amount except Liens for Taxes not yet due.

                  (c) No deficiency for any Taxes has been proposed, asserted or assessed against Parent or any of its Subsidiaries that has not been resolved or paid in full and, no audits or other administrative proceedings or court proceedings are currently pending with regard to any

Taxes or Tax Returns of Parent or any of its Subsidiaries where an adverse determination could reasonably be expected to have a Material Adverse Effect on the Parent.

                  (d) Neither Parent nor any of its Subsidiaries has waived any statute of limitations in respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency where an adverse determination could reasonably be expected to have a Material Adverse Effect on the Parent.

                  (e) No claim has been made during the last three years by a taxing authority in a jurisdiction where Parent or any of its Subsidiaries does not file income or franchise Tax Returns that such entity may be subject to income or franchise Taxes in that jurisdiction.

                  (f) Parent and each of its Subsidiaries have complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Tax and have duly and timely withheld from employees salaries, wages and other compensation, and other amounts from which withholding is required, and have paid over to the appropriate taxing authorities, all amounts required to be withheld and paid over for all periods under all applicable laws.

         Section 5.16. LABOR MATTERS. No application or petition for certification of a collective bargaining agent is pending or, to the knowledge of Parent, threatened, and none of Parent's or its Subsidiaries' employees are, or during the last three years have been, represented by any union or other bargaining representative. There is no labor strike, slow down, stoppage or lock out pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries.

         Section 5.17.  ENVIRONMENTAL MATTERS.

                  (a) Parent and each of its Subsidiaries, including all of their respective businesses and operations, are, and since January 1, 2000, have been, operated in compliance with all applicable Environmental Laws, except where the failure to so comply has not, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

                  (b) There are no conditions on or beneath any real property which is now owned, used or leased to or by Parent or any of its Subsidiaries ("Parent Current Real Property") which might, under any applicable Environmental Law, (i) give rise to a material liability or the imposition of a statutory Lien, or (ii) require any Response, Removal or Remedial Action or any other action, including without limitation reporting, monitoring, cleanup or contribution, which would require a material expenditure or material commitment by Parent or its Subsidiaries.

                  (c) There were no conditions on or beneath any real property which was, but is no longer, owned, used or leased to or by Parent or any of its Subsidiaries ("Parent Former Real Property"), during the period of such ownership, use or lease, which might under any applicable Environmental Law, (i) give rise to a material liability or the imposition of a statutory Lien, or (ii) require any Response, Removal or Remedial Action or any other action, including without limitation reporting, monitoring, cleanup or contribution, which would require a material expenditure or commitment by Parent or its Subsidiaries.

                  (d) Neither Parent nor any of its Subsidiaires has received any written notification of a release or threat of a release of a Hazardous Substance with respect to any Parent Current Real Property or Parent Former Real Property.

                  (e) No Hazardous Substances have been used, handled, generated, processed, treated, stored, transported to or from, released, discharged or disposed of by Parent, any of its Subsidiaries or, to the best of Parent's knowledge, any third party, on or beneath any Parent Current Real Property except in compliance with all applicable Environmental Laws, or where the failure to so comply has not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

                  (f) During Parent's or its Subsidiaries' ownership, use or lease of the Parent Former Real Property, no Hazardous Substances were used, handled, generated, processed, treated, stored, transported to or from, released, discharged or disposed of by Parent, its Subsidiaries or, to the best of Parent's knowledge, any third party, on or beneath the Parent Former Real Property except in compliance with all applicable Environmental Laws, or where the failure to so comply has not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

                  (g) To Parent's knowledge, there are no above or underground storage tanks, asbestos containing materials, or transformers containing or contaminated with PCBs on or beneath the Parent Current Real Property.

                  (h) Neither Parent nor any of its Subsidiaries has received written notice or has knowledge of:

                           (i) any claim, demand, investigation, enforcement action, Response, Removal, Remedial Action, statutory Lien or other governmental or regulatory action instituted or threatened against Parent, any of its Subsidiaries or the Parent Current or Former Real Property pursuant to any applicable Environmental Law;

                           (ii) any claim, demand notice, suit or action, made or threatened by any Person against Parent, any of its Subsidiaires, the Parent Current Real Property or the Parent Former Real Property relating to (A) any form of damage, loss or injury resulting from, or claimed to result from, any Hazardous Substance on or beneath the Parent Current or Former Real Property or (B) any alleged material violation of any applicable Environmental Law by Parent or any of its Subsidiaries; or

                           (iii) any written communication to or from any Governmental Authority arising out of or in connection with Hazardous Substances on or beneath or generated at the Parent Current Real Property or Parent Former Real

         Property, including, without limitation, any notice of violation, citation, complaint, order, directive, request for information or response thereto, notice letter, demand letter or compliance schedule.

                  (i) To Parent's knowledge, no wastes generated by Parent or any of its Subsidiaries have ever been directly or indirectly sent, transferred, transported to, treated, stored, or disposed of at any site listed or formally proposed for listing on the National Priority List promulgated pursuant to CERCLA or to any site listed on any state list of sites requiring or recommended for investigation or clean-up. None of the Parent Current Real Property or Parent Former Real Property is listed on the National Priorities List or any state list of sites requiring or recommended for investigation or clean up.

         Section 5.18. ABSENCE OF UNDISCLOSED LIABILITIES. All Liabilities required to be reflected on Parent Balance Sheet in accordance with GAAP, have been so reflected. Parent and its Subsidiaries have no Liabilities which are, in the aggregate, material to the condition (financial or otherwise), business, properties, assets, results of operations, cash-flows or prospects of Parent, except (i) as reflected on Parent Balance Sheet, (ii) Liabilities which arose prior to the date of Parent Balance Sheet and are not required under GAAP to be reflected on Parent Balance Sheet and which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, or (iii) Liabilities which have arisen after the date of Parent Balance Sheet in the Ordinary Course and which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

         Section 5.19. BROKERS. Except for Fleet Securities, Inc., the financial advisor to Parent, no person acting on behalf of Parent or under its authority is or will be entitled to any brokers' or finders' fee or any other commission or similar fee, directly or indirectly, from any of such parties in connection with any of the transactions contemplated by this Agreement.

         Section 5.20. BOARD APPROVAL. The Board of Directors of Parent, at a meeting duly called and held, has approved the Merger, this Agreement and the transactions contemplated hereby.

         Section 5.21. CERTAIN BUSINESS PRACTICES. None of Parent, its Subsidiaries, or any of their respective directors, officers, agents or employees has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (iii) consummated any transaction, made any payment, entered into any agreement or arrangement or taken any other action in violation of Section 1128B(b) of the Social Security Act, as amended, or (iv) made any other unlawful payment, that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

         Section 5.22. FULL DISCLOSURE. All documents and other papers delivered by or on behalf of Parent in connection with the transactions contemplated by this Agreement are accurate and complete in all material respects and are authentic. No representation or warranty of Parent contained in this Agreement contains any untrue statement of a material fact or omits to state, a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

         Section 5.23. FINANCING. Parent has available sufficient funds to consummate the transactions contemplated hereby including, but not limited to, the funds necessary to pay the aggregate Cash Consideration and Option Consideration to holders of Shares and Options in accordance with this Agreement. Parent has a sufficient number of authorized but unissued shares of Parent Common Stock to deliver the Stock Consideration.

         Section 5.24. INTELLECTUAL PROPERTY. Parent and its Subsidiaries own or possess the Intellectual Property necessary to conduct the business now operated by them, or presently employed by them, and have not received any written notice of infringement of or conflict with asserted rights of others with respect to any Intellectual Property rights that, if determined adversely to Parent or its Subsidiaries, would individually or in the aggregate have a Material Adverse Effect on Parent.

         Section 5.25. CONTRACTS. Parent is not and, to the knowledge of Parent no other party is, in violation of or in default under (nor does there exist any condition affecting Parent, or to Parent's knowledge, other parties to such Contracts, which upon the passage of time or the giving of notice or both would reasonably be expected to cause such a violation of or default under) any Contract to which Parent is a party or by which Parent or any of its properties or assets are bound, except for violations or defaults that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

                                   ARTICLE VI

                CONDUCT OF BUSINESS OF COMPANY PENDING THE MERGER

         Section 6.1. CONDUCT OF COMPANY'S BUSINESS. During the period from the date of this Agreement to the Effective Time, the Company shall carry on its business in the Ordinary Course and, to the extent consistent therewith, use all reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as disclosed in Section 6.1 of the Company Disclosure Schedule, the Company shall not, without the prior written approval of Parent:

                  (a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any Company Securities, (ii) adjust, split, combine or reclassify any Company Securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any Company Securities, except as permitted by Section 6.1(b)(iii), or (iii) purchase, redeem or otherwise acquire any Company

Securities or any rights, warrants or options to acquire any such Company Securities or any other securities;

                  (b) (i) grant any options, warrants or rights to purchase Company Securities, (ii) amend or reprice any outstanding option, warrant or right to purchase Company Securities, or (iii) issue, deliver or sell, or pledge or otherwise encumber, or authorize or propose to issue, deliver or sell, or pledge or otherwise encumber, any Company Securities, other than the issuance of Company Common Stock upon (A) the exercise of outstanding Options set forth in the Company Disclosure Schedule in accordance with their present terms, and (B) the exercise of rights pursuant to the Stock Purchase Plan in accordance with its present terms, provided that the participants thereunder shall be entitled to purchase Shares with accumulated payroll deductions as permitted under
Section 7.7(b) hereof;

                  (c) amend or propose to amend its certificate of incorporation, bylaws or other organizational documents, create or establish any Subsidiaries, or adopt or implement a plan of consolidation, merger or reorganization other than in connection with the Merger;

                  (d) amend, modify or waive any material term of any outstanding Company Security;

                  (e) (i) amend any existing agreement or instrument, or enter into any new agreement or instrument, in each case relating to the assumption or incurrence of indebtedness for borrowed money (except that the Company may draw on its existing credit facilities in the Ordinary Course, so long as the aggregate principal amount of indebtedness outstanding under such facilities does not exceed $22 million; PROVIDED, however, that (x) such $22 million limit may be increased if and only if the applicable draws on the Company's existing credit facilities are made for items contemplated by the budget delivered electronically to Parent on March 13, 2003 at 7:18 p.m., and (y) draws for purposes not contemplated in such budget and over such limit may be made with the consent of Parent, such consent not to be unreasonably withheld or delayed), or to the guarantee of any indebtedness or the issuance or sale of any debt securities or warrants or rights to acquire any debt securities of the Company or the guarantee of any debt securities of others or enter into any lease (whether an operating or capital lease) other than in the Ordinary Course or create any Liens on the properties or assets of the Company, or enter into any "keep well" or other agreement or arrangement to maintain the financial condition of another Person, or (ii) make any loans, advances or capital contributions to, or investments in, any other Person, other than loans or advances to customers in the Ordinary Course and in compliance with any applicable Law;

                  (f) make any capital expenditures or acquisitions of properties or assets other than in the Ordinary Course;

                  (g) (i) enter into or amend in any material respect any employment, consulting or similar agreement or arrangement with, or grant any material increase in compensation or benefits to, any current or former director of the Company or, other than in the Ordinary Course, any officer or employee of the Company, (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required or contemplated by any existing Company

Benefit Plan as in effect on the date hereof to any such director or, other than in the Ordinary Course, to any such officer or employee, (iii) except as may be required to comply with applicable law, become obligated under any new Company Benefit Plan which was not in existence on the date hereof, or amend any such plan or arrangement in existence on the date hereof if such amendment would have the effect of materially enhancing any benefits thereunder, or (iv) grant to any current or former director, officer or employee any increase in severance or termination pay (including the acceleration in the exercisability of Options or in the vesting of Shares (or other property) except for automatic acceleration in accordance with the terms of this Agreement or the terms of Options issued pursuant to the Stock Incentive Plan and in effect at the date of this Agreement and listed on Schedule 4.5 of the Company Disclosure Schedule);

                  (h) acquire (i) by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or (ii) except in the Ordinary Course, any assets that are material, individually or in the aggregate, to the Company;

                  (i) other than dispositions in the Ordinary Course which are not material, individually or in the aggregate, to the Company, sell, lease, encumber or otherwise dispose of any of its material properties or assets;

                  (j) voluntarily take any action that is reasonably likely to result in any of the Company's representations or warranties hereunder being untrue in any material respect or in any of the Company's covenants hereunder or any of the conditions to the Merger not being satisfied;

                  (k) waive any material term of any confidentiality or standstill agreement with any Person other than Parent or its affiliates;

                  (l) implement or adopt any change in its accounting principles, practices or methods, other than as required by GAAP, or change any of its methods of reporting income and deductions for Federal income tax purposes;

                  (m) other than in the Ordinary Course, enter into any material Contract, or amend or modify any material Contract, lease, agreement or commitment;

                  (n) assign, waive, release or relinquish any material Contract right or pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations, in the Ordinary Course; or

                  (o) authorize any of, or commit or agree to take any of, the foregoing actions.

Furthermore, during the period from the date of this Agreement to the Effective Time, except where the Company determines upon advice of counsel that disclosure could result in the violation by the Company or Parent of state or federal law, the Company shall confer on a regular basis with Parent concerning operational matters, promptly advise Parent in writing of any change or event that has or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Each of Parent and the Company shall promptly provide the other (or its counsel) with copies of all filings made by it with the SEC or any other Governmental Authority (whether or not in connection with this Agreement and the transactions contemplated hereby).

         Section 6.2. AGREEMENTS OF COMPANY'S AFFILIATES. The Company shall identify in a letter to Parent, after consultation with counsel, all persons who, at the time of the Company Stockholders Meeting, it believes may be deemed to be "affiliates" of the Company, as that term is defined for the purposes of paragraphs (c) and (d) of Rule 145 under the Securities Act (the "Company Affiliates"). The Company shall use all reasonable efforts to cause each person who is identified as a Company Affiliate in the letter referred to above to deliver to Parent at least forty (40) days prior to the date of Closing an executed copy of the Company Affiliates Agreement. Prior to the date of Closing, the Company shall amend and supplement such letter and use all reasonable efforts to cause each additional person who is identified as a Company Affiliate as of the date of Closing to execute a copy of the Company Affiliates Agreement.

         Section 6.3. NOTICE OF CERTAIN EVENTS. The Company and Parent shall promptly notify each other of:

                  (a) any notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, which consent if not obtained, could reasonably be expected to have a Material Adverse Effect on the Company or which could reasonably be expected to affect materially and adversely the transactions contemplated hereby;

                  (b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement, and

                  (c) any actions, suits, claims, investigations or proceedings commenced or, to Parent's or the Company's knowledge, as the case may be, threatened against, relating to or involving Parent or the Company which relate to the consummation of the transactions contemplated by this Agreement or which, with respect to the Company, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.11.

          Section 6.4.  NO SOLICITATION.

                  (a) From and after the date hereof until the Effective Time, the Company shall not, and shall not authorize or permit any of its officers, directors, employees, representatives, agents or affiliates (including, without limitation, any investment banker, financial advisor, attorney, accountant or other representative retained by the Company), to directly or indirectly initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, or enter into or maintain or continue discussions or negotiate with any Person in furtherance of such inquiries with respect to an Acquisition Proposal or agree to or endorse any Acquisition Proposal, PROVIDED, HOWEVER that prior to the Company Stockholders Meeting, if the Board of Directors of the Company, after consultation with outside legal counsel, determines in good faith that the failure to proceed in accordance with clause (i) and/or (ii) below of this Section 6.4(a) is reasonably likely to violate the directors' fiduciary duties to the Company's stockholders under applicable law, the Company may, subject to compliance with Section 6.4(c), in response to an unsolicited written bona fide Acquisition Proposal from any Person that the Company's Board of Directors, after consultation with an independent nationally recognized financial advisor and outside legal counsel, reasonably believes could result in a Superior Proposal, (i) furnish information with respect to the Company to such Person making such proposal after entering into a confidentiality agreement with such Person on terms and conditions no less favorable in any material respect to the Company than the terms and conditions of the Mutual Confidentiality Agreement dated as of June 3, 2002 executed by Parent and the Company together with the letter agreement dated as of January 8, 2003 between the Parent and the Company (collectively the "Parties' Confidentiality Agreement") and (ii) participate in negotiations regarding such Acquisition Proposal; PROVIDED THAT, in the case of clauses (i) and (ii) above, the Company has provided not less than one full business day prior written notice to Parent of its intention to proceed under such clause (i) or (ii) above. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any director, officer, employee, representative or agent of the Company or any investment banker, financial advisor, attorney, accountant or other representative of the Company shall be deemed to be a breach of this
Section 6.4(a) by the Company. For purposes of this Agreement, "Acquisition Proposal" shall mean an inquiry, offer or proposal regarding any of the following (other than the transactions among the Company, Parent and Merger Subsidiary contemplated hereunder) involving the Company: (A) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction; (B) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of the assets of the Company, in a single transaction or series of transactions, (C) any tender offer or exchange offer for outstanding shares of capital stock of the Company or purchase from the Company of any shares of capital stock of the Company or the filing of a registration statement under the Securities Act in connection with any of the foregoing; or (D) any public announcement by the Company of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

                  (b) Except as set forth in this Section 6.4(b), neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner materially adverse to Parent or Merger Subsidiary, the approval or recommendation by such Board of Directors or any such committee of the Merger or this Agreement, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal. Prior to the Company Stockholders Meeting, if the Board of Directors, after consultation with outside counsel, determines in good faith that the failure to proceed in accordance with clause (A), (B) and/or (C) below of this Section 6.4(b) is reasonably likely to violate its fiduciary duties to the Company's stockholders under applicable law, the Board of Directors may (subject to the terms of this sentence) (A) withdraw or modify its recommendation of the Merger or this Agreement, (B) approve or recommend a Superior Proposal, or (C) cause the Company to enter into an agreement with respect to a Superior Proposal, in each case provided that the Company shall not take any of the actions specified in such clauses (A), (B) or (C) unless the Parent shall have received from the Company written notice specifying such actions to be taken no later than 12:00 noon New York City time the business day prior to the date such actions are proposed to be taken (a "Superior Proposal Notice").

                  (c) The term "Superior Proposal" shall mean any bona fide Acquisition Proposal that has the following characteristics: (i) it is a proposal to acquire, directly or indirectly, for consideration consisting of cash and/or readily marketable securities, (A) shares of Company Common Stock representing at least 80% of the voting power of the outstanding shares of Company Common Stock, and the shares of Company Common Stock issuable upon the exercise of outstanding Options, warrants and rights to purchase Company Common Stock, or (B) substantially all the assets of the Company, (ii) the terms of such proposal in the good faith judgment of the Board of Directors of the Company (after consultation with an independent nationally recognized financial advisor) are more favorable to the Company's stockholders from a financial point of view than the Merger (after taking into account, if applicable, the payment of the Expenses and the Termination Fee and any modifications to this Agreement proposed by Parent), (iii) the transactions envisioned by such proposal, in the good faith judgment of the Board of Directors of the Company, after consultation with an independent nationally recognized financial advisor and the advice of outside legal counsel, is reasonably likely to be consummated without unreasonable delay or unusual conditions compared to the transactions contemplated by this Agreement, and (iv) financing for the proposed transaction, to the extent required, has been committed in all material respects.

                  (d) In addition to the obligations set forth in Section 6.4(b), the Company shall promptly (and in no event later than 24 hours after the event) advise Parent orally and in writing of any Acquisition Proposal and of any request for information which may relate to an Acquisition Proposal, or any inquiry with respect to or which could lead to any Acquisition Proposal, and the material terms and conditions of such request, Acquisition Proposal or inquiry. Such notification shall include, but shall not be limited to, the identity of the party making such a proposal or inquiry. The Company will keep Parent fully and timely informed of the status and details (including amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry, and will promptly (and in no event later than 24 hours after the event) notify Parent of any determination by the Company's Board of Directors that a Superior Proposal has been made. Following delivery of such notice to Parent, the Company shall engage in good faith negotiations with Parent with respect to such changes as the Company may propose to the terms of this Agreement and the transactions contemplated by this Agreement.

                  (e) Nothing contained in this Section 6.4 shall prohibit the Company from (x) making and disclosing to its stockholders a position required by Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (y) making any required disclosure to the stockholders of the Company if, in the good faith judgment of the Board of Directors of the Company (after consultation with outside legal counsel) failure to make such disclosure is reasonably likely to constitute a violation of applicable law.

                                   ARTICLE VII

                              ADDITIONAL AGREEMENTS

         Section 7.1. HSR ACT. Within ten business days after the date of this Agreement, the Company and Parent shall each file notifications under the HSR Act in connection with the Merger and the transactions contemplated hereby (and make any required filings with any applicable foreign antitrust authorities) and respond as promptly as practicable to any inquiries received from the FTC and the Antitrust Division for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any state Attorney General or other Governmental Authority in connection with antitrust matters. The Company and Parent shall promptly take or commit to take all actions reasonably requested to obtain all consents, waivers, approvals, authorizations or orders from the FTC, the Antitrust Division and any state Attorney General or other Governmental Authority in connection with the consummation of the transactions contemplated by this Agreement.

         Section 7.2.  PROXY STATEMENT - PROSPECTUS.

                  (a) Parent and the Company shall cooperate in preparing and each shall cause to be filed with the SEC, as promptly as reasonably practicable following the date hereof, mutually acceptable proxy materials which shall constitute the Proxy Statement-Prospectus relating to the matters to be submitted to the Company stockholders at the Company Stockholders Meeting and Parent shall prepare and file with the SEC a registration statement on Form S-4 with respect to the issuance of Parent Common Stock in the Merger. The Proxy Statement-Prospectus will be included as a prospectus in and will constitute a part of the Registration Statement as Parent's prospectus. Each of Parent and the Company shall use its reasonable best efforts to have the Proxy Statement-Prospectus cleared by the SEC and the Registration Statement declared effective by the SEC and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. Parent and the Company shall, as promptly as practicable after receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments, received from the SEC with respect to the Proxy Statement-Prospectus or Registration Statement. The parties shall cooperate and provide the other with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement-Prospectus and the Registration Statement prior to filing such with the SEC, and will provide each other with a copy of all such filings made with the SEC. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Proxy Statement-Prospectus or the Registration Statement shall be made without the approval of both parties, which approval shall not be unreasonably withheld or delayed; provided that with respect to documents filed by a party which are incorporated by reference in the Registration Statement or Proxy Statement-Prospectus, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations. The Company will use its reasonable best efforts to cause the Proxy Statement-Prospectus to be mailed to the Company's stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Each party will advise the other party, promptly after it receives notice thereof, of the time when the Registration Statement has become effective, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement-Prospectus or the Registration Statement. If at any time prior to the Effective Time any information relating to Parent or the Company, or any of their respective affiliates, officers or directors, should be discovered by Parent or the Company which should be set forth in an amendment or supplement to any of the Registration Statement or the Proxy Statement-Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of the Company.

                  (b) Parent shall also take any action required to be taken under any applicable state securities laws in connection with the Merger, and each of the Company and Parent shall furnish all information concerning it and the holders of Company Common Stock as may be reasonably requested in connection with any such action.

                  (c) Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

         Section 7.3. STOCKHOLDERS MEETING. The Company shall call, give notice of, convene and hold a special stockholders meeting for the purpose of voting upon the approval and adoption of the Merger and this Agreement as soon as practicable after the date on which the Proxy Statement-Prospectus shall have been cleared by the SEC. Subject to the provisions of Section 6.4, the Company shall solicit from its stockholders proxies in favor of, necessary or advisable to obtain, approval and adoption of the Merger and this Agreement, and, subject to the provisions of Section 6.4, the Board of Directors shall recommend that holders of Shares vote in favor of and approve and adopt the Merger and this Agreement at the Company Stockholders Meeting.

         Section 7.4. ACCESS TO INFORMATION, CONFIDENTIALITY. The Company shall afford to the officers, employees, accountants, counsel, potential lenders and other representatives of Parent full access, at all reasonable times during the period prior to the Effective Time, to all properties, books, Contracts and records of the Company and, during such period, the Company shall furnish promptly to Parent all information concerning the Company's business, properties and personnel as Parent may reasonably request, and the Company shall make available to Parent the appropriate individuals (including attorneys, accountants and other professionals) for discussions of the Company's business, properties and personnel as Parent may reasonably request. Without limiting the foregoing, the Company shall provide Parent and Merger Subsidiary with access to its books and records so as to enable Parent and Merger Subsidiary to ascertain whether the Company has complied with all covenants herein. Parent acknowledges that certain of the information which may be made available to it is proprietary and includes confidential information. Prior to the Effective Time and/or seven years after any termination of this Agreement, Parent will hold and will use its commercially reasonable efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents (collectively, "Representatives") to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all confidential documents and information concerning the Company ("Evaluation Material") furnished in connection with the transactions contemplated by this Agreement. In the event that Parent or any of its Representatives becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any of the Evaluation Material, Parent shall provide the Company with prompt prior written notice of such requirement so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Agreement. In the event that such protective order or other remedy is not obtained, or that the Company waives compliance with the provisions hereof, Parent shall furnish only that portion of the Evaluation Material which Parent is advised by written opinion of counsel is legally required and exercise best efforts to obtain assurance that confidential treatment will be accorded such Evaluation Material. The term "Evaluation Material" does not include any information that (i) at the time of disclosure or thereafter is generally available to the public (other than as a result of its disclosure directly or indirectly by Parent or its Representatives), (ii) was available to Parent on a non-confidential basis from a source other than the Company or its advisors, provided that such source is not and was not bound by a confidentiality agreement regarding the Company, or (iii) has been independently acquired or developed by Parent without violating any of its obligations under this Section
7.4. At any time upon written request by the Company, Parent shall promptly return to the Company all copies of the Evaluation Material in its possession or in the possession of its Representatives, and Parent will promptly destroy all copies of any analyses, compilations, studies or other documents prepared by or for Parent or its Representatives or for Parent's or their use which reflect or contain any Evaluation Material. Notwithstanding the foregoing, the Company may deny access or disclosure where it determines upon advice of counsel that disclosure could result in the violation by the Company of state or federal law, provided that the Company informs Parent at the time that such a determination has been made.

         Section 7.5. CONSENTS, APPROVALS. The Company and Parent shall each use all reasonable efforts to obtain promptly all consents, waivers, approvals, authorizations or orders (including, without limitation, from all Governmental Authorities), and the Company and Parent shall promptly make all filings (including, without limitation, with all Governmental Authorities) required in connection with the authorization, execution and delivery of this Agreement by the parties hereto and the consummation by them of the transactions contemplated hereby. The Company and Parent shall furnish each other with all information required to be included in the Proxy Statement-Prospectus or any application or other filing to be made pursuant to the rules and regulations of any Governmental Authority in connection with the transactions contemplated by this Agreement.

          Section 7.6.  INDEMNIFICATION AND INSURANCE.

                  (a) The certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions with respect to indemnification similar in all material respects to those set forth in the certificate of incorporation and bylaws of the Company on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect in any material respect the rights thereunder of individuals who at any time prior to the Effective Time were directors or officers of the Company in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by Law; PROVIDED, HOWEVER, that nothing in this
Section 7.6 shall prevent the Surviving Corporation from effecting any merger, reorganization or consolidation, provided that the surviving corporation in respect of any such merger, reorganization or consolidation is obligated to comply with this Section 7.6.

                  (b) For a period of six years from and after the Effective Time, the Surviving Corporation shall maintain in effect the liability insurance policies (if any) for directors and officers currently maintained by the Company; PROVIDED THAT the Surviving Corporation may substitute therefor policies, including policies maintained by an affiliate of the Surviving Corporation, providing substantially the same combined coverage and containing terms and conditions substantially the same as the coverage currently maintained by the Company; and PROVIDED FURTHER that in no event shall the Surviving Corporation be required to expend more than an amount per year equal to 250% of the current annual premiums paid by the Company to maintain or procure insurance coverage required by this Section 7.6.

          Section 7.7.  EMPLOYEE BENEFITS.

                  (a) For a period of at least one year after the Effective Time, Parent shall maintain employee benefits and programs, including a 401(k) plan, for employees of the Company that are in the aggregate not materially less favorable than those being provided to such employees on the date hereof. To the extent any employee benefit plan, program or policy of Parent is made available to the employees of the Surviving Corporation or its Subsidiaries, service with the Company by any employee prior to the Effective Time shall be credited in determining such employee's eligibility and vesting levels (but not for accrual of benefits) under such plans, programs and policies of Parent. For the remainder of the calendar year which includes the Effective Time, Parent shall maintain each of the Company's cafeteria plans within the meaning of Section 125 of the Code so as to prevent the forfeiture of unused participant account balances under each such plan. This Section 7.7 shall not apply to salaries, and bonuses, the amounts of which Parent shall have the right to establish in its sole discretion, subject to any existing employment agreements.

                  (b) The Company shall take such actions as are necessary to terminate the Stock Purchase Plan effective five business days before the Effective Time. After such termination, employee participants in such Stock Purchase Plan shall not be permitted to continue to have the Company withhold any monies for investment in such Stock Purchase Plan, and each such employee shall be permitted to elect to receive invested cash or purchase Shares in accordance with the terms of such plan.

          Section 7.8. NOTIFICATION OF CERTAIN MATTERS. In the event that any representations and warranties of the Company shall be or become materially untrue such that the condition set forth in Section 8.2(a) would not be satisfied, the Company shall promptly provide Parent and Merger Subsidiary with a revised Company Disclosure Schedule, if necessary. In the event that the representations and warranties of Parent and Merger Subsidiary shall be or become materially untrue such that the condition set forth in Section 8.3(a) would not be satisfied, Parent and Merger Subsidiary shall promptly notify the Company. No such notification shall affect in any way the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

          Section 7.9. FURTHER ACTION. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents, approvals, orders and authorizations and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement.

         Section 7.10. PUBLIC ANNOUNCEMENTS. Parent and the Company shall consult with each other before issuing any press release, with respect to the Merger or this Agreement, and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld or delayed; PROVIDED, HOWEVER, that any party may, without the prior consent of the other party, issue such press release or make such public statement as may upon the advice of counsel be required by Law or the rules and regulations of the NYSE or AMEX, if it has used all reasonable effort to consult with the other party.

         Section 7.11. TRANSFER TAXES. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding all Taxes which become payable by the Company in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Effective Time. Parent, Merger Subsidiary and the Company agree that the Company (prior to the Merger) and the Surviving Corporation (following the Merger) will pay any real property transfer or gains tax, stamp tax, stock transfer tax or other similar tax imposed on the Merger or the surrender of the Company Common Stock pursuant to the Merger (collectively, "Transfer Taxes"), excluding any Transfer Taxes as may result from the transfer of beneficial interests in the Shares or Options other than as a result of the Merger, and any penalties or interest with respect to the Transfer Taxes. The Company shall cooperate with Merger Subsidiary and Parent in the filing of any returns with respect to the Transfer Taxes.

          Section 7.12. AMEX LISTING. The Company shall use its reasonable best efforts to continue the quotation of the Company Common Stock on the AMEX during the term of this Agreement.

         Section 7.13. ADDITIONAL FINANCIAL STATEMENTS. The Company and Parent shall furnish to each other such additional financial data concerning itself as the other party may reasonably request, including any audited financial statements or financial statements for the fiscal year ended December 31, 2002 (in the case of the Company) or February 23, 2003 (in the case of Parent), prepared in conformity with the requirements of the SEC applicable to annual financial statements to be included in Form 10-K under the Exchange Act (such financial statements of the

Company, the "Company 2002 Audited Financial Statements"). The Company shall furnish to Parent all interim quarterly financial statements or consolidated financial statements of the Company prepared after the date of this Agreement, accompanied by a statement of the Chief Financial Officer of the Company that, in the opinion of such officer, such quarterly financial statements were prepared in conformity with the requirements of the SEC applicable to financial statements to be included in Form 10-Q under the Exchange Act applied on a consistent basis (except as otherwise stated in such quarterly financial statements) and present fairly the financial position, results of operations and cash flows of the Company as of the date and for the period indicated, subject to normal, recurring year-end audit adjustments and the absence of notes.

         Section 7.14. AGREEMENT WITH SUPPLIER. The Company shall use its reasonable efforts to renew its Pull-Tab Manufacturing and License Agreement with Algonquin Industries, Inc. ("Algonquin"), for a minimum of ten years and shall use its reasonable efforts to enter into a written non-disclosure and proprietary developments agreement with Algonquin, in each case on terms and conditions satisfactory to Parent; provided that the Company's inability to renew or enter into such agreements shall not be deemed to be a condition to the obligations of the Parent to effect the Merger.

         Section 7.15. TAX OPINIONS. Each of the Company and Parent shall use its respective reasonable best efforts to obtain the tax opinions referred to in
Section 8.3(d) and 8.2(i), respectively.

         Section 7.16. SECTION 16(b) BOARD APPROVAL. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by Article 1 or Article 2 of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the No-Action Letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.

                                  ARTICLE VIII

                              CONDITIONS TO CLOSING

         Section 8.1. CONDITIONS TO OBLIGATION OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the satisfaction or, to the extent permitted by applicable Law, waiver at or prior to the Effective Time of the following conditions:

                  (a) STOCKHOLDER APPROVAL. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company.

                  (b) HSR ACT. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and any investigations relating to the Merger that may have been opened by the FTC or the Antitrust Division or any foreign antitrust authority (by means of a written request for additional information or otherwise) shall have been terminated.

                  (c) NO INJUNCTIONS. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing or delaying the consummation of the Merger shall be in effect.

                  (d) REGISTRATION STATEMENT. The Registration Statement shall have been declared effective by the SEC and shall be effective and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement, and Parent shall have received all required approvals by state securities or "blue sky" authorities with respect to the transactions contemplated by this Agreement.

                  (e) NYSE LISTING. The shares of Parent Common Stock issuable as part of the Merger Consideration shall have been approved for listing on the NYSE, subject to official notice of issuance.

         Section 8.2. ADDITIONAL CONDITIONS TO OBLIGATIONS OF PARENT AND MERGER SUBSIDIARY. The obligations of Parent and Merger Subsidiary to effect the Merger are also subject to the following conditions:

                  (a) REPRESENTATIONS AND WARRANTIES. (i) The representations and warranties of the Company contained in this Agreement shall have been true and correct as of the date of this Agreement, and (ii) the representations and warranties of the Company contained in this Agreement shall be true and correct as of the Effective Time, as though made on and as of the Effective Time, except those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date). Parent and Merger Subsidiary shall have received a certificate to the effect that the foregoing condition has been satisfied signed by the President and the Chief Financial Officer of the Company, in their capacities as such and not personally, which certificate shall specifically indicate the manner in which any representation or warranty of the Company contained in this Agreement, if any, is not true and correct in all respects as of the Effective Time, as though made on and as of the Effective Time.

                  (b) AGREEMENTS AND COVENANTS. The Company shall have performed and complied in all material respects with all material agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Parent and Merger Subsidiary shall have received a certificate to such effect signed by the President and Chief Financial Officer of the Company in their capacities as such and not personally.

                  (c) CONSENTS OBTAINED. The Company shall have obtained (i) consents required under the Lottery Contracts identified on EXHIBIT E representing (together with revenue from Lottery Contracts executed after the date hereof for which consents have similarly been obtained) at least 85% of the projected revenue for fiscal year 2003 represented by all of the Lottery Contracts identified on EXHIBIT E determined in accordance with the Company 2003 Budget and (ii) consents required under at least five of the Contracts identified on EXHIBIT F.

                  (d) NO LITIGATION. There shall not be pending by any Governmental Authority any claim, suit, action or proceeding (or by any other Person, any claim, suit, action or proceeding which the Board of Directors of Parent, based upon advice from counsel, believes has a reasonable likelihood of success) (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or seeking material damages in connection therewith, or (ii) seeking to prohibit or limit the ownership or operation by Parent, the Company or any of their respective Subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective Subsidiaries, as a result of the Merger or any of the other transactions contemplated by this Agreement.

                  (e) AUDITED FINANCIAL STATEMENTS. The Company 2002 Audited Financial Statements shall have been delivered to Parent and Merger Subsidiary and shall be consistent in all material respects with the financial information included in the preliminary financial statements delivered to Parent on March 6, 2003.

                  (f) DELIVERIES. The Parent shall have received a payoff letter in customary form with respect to the Company Credit Facility.

                  (g) LEGAL OPINION. Parent shall have received a legal opinion, dated the Closing Date, of Taft, Stettinius & Hollister LLP in substantially the form attached as EXHIBIT A.

                  (h) DISSENTING SHARES. The number of Dissenting Shares shall not exceed 10% of the outstanding Shares.

                  (i) TAX OPINION. Parent shall have received an opinion dated as of the date of Closing from its counsel, Edwards & Angell, LLP, substantially to the effect that (i) the Merger should be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code,
(ii) each of Parent, Merger Subsidiary and the Company should be a party to a reorganization within the meaning of Section 368(a) of the Code, and (iii) no gain or loss should be recognized by Parent, Merger Subsidiary or the Company as a result of the Merger. In rendering such opinion, Edwards & Angell, LLP shall be entitled to require delivery of, and to refer to and rely upon, such facts and representations set forth in certificates received from Parent, Merger Subsidiary and the Company, their respective officers, directors and affiliates, and from the stockholders of the Company, as it shall deem necessary or appropriate to enable it to render such opinion, and the parties hereto agree to use their respective best efforts to obtain such representations and certificates.

                  (j) NO MATERIAL ADVERSE EFFECT. A Material Adverse Effect shall not have occurred with respect to the Company.

         Section 8.3. ADDITIONAL CONDITIONS TO OBLIGATION OF COMPANY. The obligations of the Company to effect the Merger is also subject to the following conditions:

                  (a) REPRESENTATIONS AND WARRANTIES. (i) The representations and warranties of Parent and Merger Subsidiary contained in this Agreement shall have been true and correct as of the date of this Agreement, and (ii) the representations and warranties of Parent and Merger Subsidiary contained in this Agreement shall be true and correct as of the Effective Time, as though made on and as of the Effective Time, except those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date). The Company shall have received a certificate to the effect that the foregoing condition has been satisfied signed by the President and the Chief Financial Officer of Parent, which certificate shall specifically indicate the manner in which any representation or warranty of Parent and Merger Subsidiary contained in this Agreement, if any, is not true and correct in all respects as of the Effective Time, as though made on and as of the Effective Time.

                  (b) AGREEMENTS AND COVENANTS. Parent and Merger Subsidiary shall have performed or complied in all material respects with all material agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and the Company shall have received a certificate to such effect signed by the President and the Chief Financial Officer of Parent.

                  (c) NO MATERIAL ADVERSE EFFECT. A Material Adverse Effect shall not have occurred with respect to the Parent.

                  (d) TAX OPINION. The Company shall have received an opinion dated as of the date of Closing from its counsel, Taft, Stettinius & Hollister LLP, substantially to the effect that (i) the Merger should be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, (ii) a Company stockholder will recognize no gain or loss upon receipt of Parent Common Stock in exchange for Company Common Stock, (iii) a Company stockholder's receipt of Cash Consideration will be treated as capital gain or loss if the Company Common Stock was a capital asset in the hands of such stockholder, and (iv) a Company stockholder's basis in Parent Common Stock received pursuant to the Merger will be equal to such stockholder's basis in its Company Common Stock surrendered in the exchange, increased by the gain, if any, recognized by such stockholder's receipt of Cash Consideration. In rendering such opinion, Taft, Stettinius & Hollister LLP shall be entitled to require deliver of, and to refer to and rely upon, such facts and representations set forth in certificates received from Parent, Merger Subsidiary and the Company, their respective officers, directors and affiliates, and from the stockholders of the Company, as it shall deem necessary or appropriate to enable it to render such opinion, and the parties hereto agree to use their respective best efforts to obtain such representations and certificates.

                  (e) LEGAL OPINION. The Company shall have received a legal opinion, dated the Closing Date, of Edwards & Angell, LLP, in substantially the form attached as EXHIBIT B.

                                   ARTICLE IX

                                   TERMINATION

         Section 9.1. TERMINATION. This Agreement may be terminated and the Merger contemplated herein abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company:

                  (a) by mutual written consent of Parent and the Company; or

                  (b) by either Parent or the Company if the Merger shall not have been consummated by September 17, 2003; PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date; or

                  (c) by either Parent or the Company if a court of competent jurisdiction shall have issued a nonappealable final order, decree or ruling having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger (provided that the right to terminate this Agreement under this Section 9.1(c) shall not be available to any party who has not complied with
Section 7.9 and such noncompliance materially contributed to the issuance of any such order, decree or ruling or the taking of such action); or

                  (d) by either Parent or the Company if the requisite vote of the holders of the Company Common Stock shall not have been obtained at the Company Stockholders Meeting; or

                  (e) by Parent, if the Board of Directors of the Company shall withdraw, modify or change its approval or recommendation of this Agreement or the Merger in a manner adverse to Parent or approves or recommends an Acquisition Proposal or the Company shall have entered into an agreement with respect to an Acquisition Proposal; or

                  (f) by the Company if (i) the Board of Directors pursuant to
Section 6.4(b) withdraws or modifies its approval or recommendation of this Agreement or the Merger, and (ii) the Company simultaneously with terminating this Agreement pays Parent all Expenses and the Termination Fee in cash and otherwise complies with the provisions of Section 6.4(b); or

                  (g) by the Company if (i) the Company enters into a definitive agreement in accordance with Section 6.4(b), and (ii) the Company simultaneously with terminating this Agreement pays Parent all Expenses and the Termination Fee in cash and otherwise complies with the provisions of Section 6.4(b); or

                  (h) by either Parent or the Company if the Special Committee shall have requested but not have received an opinion from the Special Committee's financial advisor dated as of the date of the Proxy
Statement-Prospectus to the effect that the Merger Consideration to be received by the stockholders of the Company is fair from a financial point of view to the public stockholders of the Company; or

                  (i) by Parent or the Company, upon a material breach of any covenant or agreement on the part of the Company or Parent, respectively, set forth in this Agreement, which breach has not been cured within ten business days following receipt by the breaching party of notice of such breach from the other party, such that the conditions set forth in Section 8.2(b) or Section 8.3(b), as the case may be, would not be satisfied;

                  (j) by Parent, if any representation or warranty of the Company shall be untrue such that the condition set forth in Section 8.2(a) would not be satisfied, or by the Company, if any representation or warranty of Parent shall be untrue such that the condition set forth in Section 8.3(a) would not be satisfied; or

                  (k) by Parent, if the Average Closing Price on the trading day which is three business days preceding the date on which the Company Stockholders Meeting occurs is less than the Minimum Market Price; PROVIDED, HOWEVER, that Parent shall not be permitted to terminate this Agreement under this Section 9.1(k) if the Company notifies Parent, by 12:00 noon on the business day following the date Parent gives notice to the Company of its determination to terminate this Agreement under this Section 9.1(k), that the Company wishes to proceed with an all-cash merger transaction, in which case the terms and conditions of this Agreement shall continue in full force and effect, except that the Merger Consideration shall be payable in cash only, such that all holders of shares of Company Common Stock (other than Excluded Shares) shall be entitled to receive the Cash Consideration in respect of such shares, less any required withholding of Taxes, and in which case the parties hereto hereby agree to negotiate an amendment and restatement of this Agreement to reflect the requirements of an all-cash transaction.

Any party desiring to terminate this Agreement shall give written notice thereof and the reasons therefor to the other parties hereto.

         Section 9.2.  EFFECT OF TERMINATION.

                  (a) In the event of the termination of this Agreement in accordance with Section 9.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its directors, officers, stockholders or affiliates except as set forth in Sections 6.4, 7.4, 9.2 or 9.3 and Article X hereof, PROVIDED THAT nothing herein shall relieve any party from liability for any material breach of any covenant, agreement, representation or warranty contained in this Agreement. The right of any party hereto to terminate this Agreement pursuant to Section 9.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any Person controlling any such party or any of their respective officers, directors, employees, accountants, consultants, legal counsel, agents or other representatives, whether prior to or after the execution of this Agreement.

                  (b) The Company shall immediately pay, or cause to be paid, by wire transfer to Parent the sum of (i) all of Parent's out-of-pocket expenses, up to a maximum of $750,000, reasonably incurred in connection with the transactions contemplated by this Agreement (the "Expenses"), and (ii) $2.75 million (the "Termination Fee") upon demand if (A) Parent or the

Company terminates this Agreement in accordance with Section 9.1(d); (B) Parent terminates this Agreement in accordance with Section 9.1(e) or (C) the Company terminates this Agreement in accordance with Section 9.1(f), (g) or (h). The amount of Expenses so payable shall be the amount set forth in an estimate delivered by Parent upon termination subject to upward or downward adjustment as provided in the next sentence. In the event that Parent's actual out-of-pocket expenses, as documented in reasonable detail, exceed such estimate, the amount of any such excess (subject to the maximum limitation in the preceding sentence) shall be payable upon demand, and in the event that Parent's actual expenses are less than the amount of such estimate, Parent shall promptly refund to the Company by wire transfer such lesser amount.

                  (c) If (i) this Agreement is terminated in accordance with
Section 9.1, and (ii) Merger Subsidiary has exercised the option granted to it pursuant to Section 2.01 of the Stockholder Voting and Option Agreement, then Parent and Merger Subsidiary shall, to the extent permitted by applicable state and federal law, including rules and regulations of the SEC, (x) initiate a tender offer for all of the then-outstanding shares of Company Common Stock and Options on the same terms and conditions, including, without limitation, the same price to be paid pursuant to such Section 2.01, as set forth in Article II of the Stockholder Voting and Option Agreement and (y) cause the Company to execute and deliver employment agreements with senior management of the Company, on substantially the same terms as those employment agreements being executed and delivered by such senior managers and Parent on the date hereof (which are to become effective at the Effective Time, if it occurs).

         Section 9.3. FEES AND EXPENSES. Except as set forth in Section 9.2, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided that (i) if this Agreement is terminated for any reason other than a breach by Parent, and (ii) Parent has not been paid its Expenses pursuant to Section 9.2(b), and (iii) within 12 months of this Agreement being so terminated the Company consummates a transaction concerning a Superior Proposal, the Company shall immediately pay or cause to be paid, by wire transfer funds to Parent, all of Parent's Expenses. Without limiting the generality of the foregoing, the Company shall be responsible for and pay the reasonable fees and expenses for its legal, financial and accounting advisors, including, without limitation, all printing, mailing and other fees and expenses relating to the Proxy Statement-Prospectus and the Company Stockholders Meeting.

                                    ARTICLE X

                               GENERAL PROVISIONS

          Section 10.1. EFFECTIVENESS OF REPRESENTATIONS AND WARRANTIES. The representations and warranties in this Agreement shall terminate at the Effective Time. In the event of any inconsistency between the statements made in the body of this Agreement and those contained in the Company Disclosure Schedule (other than an express exception to a specifically identified statement), those in this Agreement shall control.

          Section 10.2. SURVIVAL. The provisions of this Agreement shall terminate at the Effective Time or upon termination of this Agreement pursuant to Section 9.1, as the case may be, except that (i) if the Merger is consummated, the agreements in Articles I and II and Sections

7.6, 7.7, 7.10 and 7.11 shall survive the Effective Time indefinitely unless otherwise limited to specific periods in accordance with their respective terms, and (ii) the agreements in Sections 9.2 and 9.3 and this Article X shall survive termination of this Agreement indefinitely.

         Section 10.3. NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified below (or at such other address or telecopy number for a party as shall be specified by like notice):

                  (a)  If to Parent or Merger Subsidiary:

                           GTECH Holdings Corporation
                           55 Technology Way
                           West Greenwich, Rhode Island 02817
                           Facsimile (401) 392-4980
                           Attention:  General Counsel

                           With a copy to:

                           Edwards & Angell, LLP
                           2800 Financial Plaza
                           Providence, Rhode Island 02903-2499
                           Facsimile (401) 276-6611
                           Attention:  Walter G.D. Reed, Esq.

                  (b)  If to the Company:

                           Interlott Technologies, Inc.
                           7697 Innovation Way
                           Mason, Ohio 45040-9695
                           Facsimile (513) 701-0272
                           Attention:  David Nichols, President and CEO

                           With copies to:

                           Taft, Stettinius & Hollister LLP
                           425 Walnut Street, Suite 1800
                           Cincinnati, Ohio 45202
                           Facsimile (513) 381-0205
                           Attention: John J. McCoy, Esq.

         Section 10.4. CERTAIN DEFINITIONS. The following terms, as used herein, have the following meanings:

         "Acquisition Proposal" shall have the meaning as set forth in Section 6.4(a) of the Agreement.

         "Agreement" shall have the meaning as set forth in the Preamble.

         "AMEX" shall mean the American Stock Exchange LLC.

         "Antitrust Division" shall mean the Antitrust Division of the Department of Justice.

         "Average Closing Price" as of any date shall mean the average of the daily last sales prices of Parent Common Stock on the NYSE (as reported in the Wall Street Journal) for the 20 consecutive trading days in which such shares are trading ending at the close of trading on the last day of trading before the date of determination.

         "Cash Consideration" shall have the meaning as set forth in Section 2.1(c) of the Agreement.

         "Cash Election" shall have the meaning set forth in Section 2.2(b) of the Agreement.

         "Cash Election Shares" shall have the meaning set forth in Section 2.2(b) of the Agreement.

         "CERCLA" shall mean the Comprehensive Environmental Response,- Compensation and Liability Act, as amended.

         "Certificates" shall have the meaning set forth in Section 2.2(a) of the Agreement.

         "Closing" shall have the meaning as set forth in Section 1.2 of the Agreement.

         "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Art of 1985, as amended.

         "Code" shall mean The Internal Revenue Code of 1986, as amended.

         "Company" shall have the meaning as set forth in the Preamble.

         "Company 2001 and 2002 Proxy Statements" shall have the meaning set forth in Section 4.7 of the Agreement.

          "Company 2002 Audited Financial Statements" shall have the meaning set forth in Section 7.14 of the Agreement.

          "Company 2003 Budget" shall mean the budget for the Company's fiscal year ending December 31, 2003, delivered to Parent on March 14, 2003.

          "Company Affiliates" shall have the meaning set forth in Section 6.2 of the Agreement.

          "Company Affiliates Agreement" shall mean the agreements to be executed by each of the Company Affiliates, substantially in the form of EXHIBIT C to this Agreement, providing that such person will comply with Rule 145 under the Securities Act.

         "Company Balance Sheet" shall mean the balance sheet of the Company as of September 30, 2002, as filed with the SEC in the Company Form 10-Q for the fiscal period ended on such date.

         "Company Benefit Plan" shall mean (i) each "employee pension benefit plan" as defined in Section 3(2) of ERISA, (ii) each "employee welfare benefit plan" as defined in Section 3(1) of ERISA and (iii) each other retirement, profit sharing, deferred compensation, incentive compensation, bonus, stock option, stock purchase, severance pay and change in control agreement, unemployment benefit, vacation pay, health, life or other insurance, Section 125 cafeteria plan or flexible benefit arrangement, fringe benefit or other employee benefit plan, program, agreement or arrangement maintained or contributed to by the Company or any ERISA Affiliate in respect of or for the benefit of any employee, former employee or director of the Company and their eligible dependents and beneficiaries or with respect to which the Company has any liability.

         "Company Common Stock" shall have the meaning as set forth in the Preamble.

         "Company Credit Facility" shall mean that certain Credit Agreement ($30,000,000), dated as of January 25, 2001 between the Company and Fifth Third Bank, an Ohio banking corporation, as amended.

         "Company Disclosure Schedule" shall mean the written disclosure schedule delivered on or prior to the date hereof by the Company to Parent and Merger Subsidiary that is arranged in paragraphs corresponding, and is intended to relate solely to, to the numbered and lettered paragraphs corresponding to the numbered and lettered paragraphs contained in this Agreement.

         "Company Form 10-K" shall have the meaning as set forth in Section 4.7 of the Agreement.

         "Company Form 10-Qs" shall have the meaning as set forth in Section 4.7 of the Agreement.

         "Company Preferred Stock" shall mean the shares of preferred stock authorized by the Company's Certificate of Incorporation in effect on the date of this Agreement.

         "Company Securities" shall have the meaning as set forth in Section 4.5(b) of the Agreement.

         "Company Securities Documents" shall have the meaning as set forth in
Section 4.7.

         "Company Stockholders Meeting" shall mean the meeting of the holders of the Company Common Stock described in Section 7.3 of the Agreement, held for the purposes of approving the Agreement and the Merger and any adjournment thereof.

         "Confidential Contracts" shall have the meaning as set forth in Section 4.16(c) of the Agreement.

         "Constituent Corporations" shall have the meaning as set forth in
Section 1.1 of the Agreement.

         "Contract" shall mean any legally binding contract, agreement, indenture, arrangement, instrument, commitment or understanding, whether written or oral.

          "Current Real Property" shall have the meaning as is set forth in
Section 4.22(b) of the Agreement.

         "DGCL" shall have the meaning as set forth in the Preamble.

         "Dissenting Shares" shall have the meaning as set forth in Section 2.3 of the Agreement.

         "DOL" shall mean the Department of Labor.

         "DPC Shares" shall have the meaning as set forth in Section 2.1(a) of the Agreement.

          "Effective Time" shall have the meaning as set forth in Section 1.3 of the Agreement.

         "Election Deadline" shall have the meaning set forth in Section 2.2(c) of the Agreement.

         "Election Form" shall have the meaning set forth in Section 2.2(a) of the Agreement.

         "Embedded Control" shall have the meaning as set forth in Section 4.13 of the Agreement.

         "Environmental Laws" means all Laws concerning or relating to industrial hygiene or protection of human health or the environment or to emissions, discharges or releases of pollutants, contaminants or other Hazardous Substances or wastes into the environment, including without limitation ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or other Hazardous Substances or wastes or the clean-up or other remediation thereof

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

         "ERISA Affiliate" shall mean each entity which is treated as a single employer with the Company for the purposes of Section 414 of the Code.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         "Exchange Agent" shall have the meaning as set forth in Section 2.2(a) of the Agreement.

         "Exchange Ratio" shall have the meaning as set forth in Section 2.1(c) of the Agreement.

         "Excluded Shares" shall have the meaning as set forth in Section 2.2(d) of the Agreement.

         "Expenses" shall have the meaning as set forth in Section 9.2(b) of the Agreement.

         "Evaluation Material" shall have the meaning as set forth in Section
7.4 of the Agreement.

         "Former Real Property" shall have the meaning as is set forth in
Section 4.22(c) of the Agreement.

          "FTC" shall mean the Federal Trade Commission.

          "GAAP" shall have the meaning as set forth in Section 4.8 of the Agreement.

         "Governmental Authority" shall mean any Federal, state, local or foreign government of any nature whatsoever, or any court, tribunal, administrative agency or commission or other governmental or regulatory official, authority or agency or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

         "Hazardous Substances" shall mean any substance regulated under any Environmental Laws including, without limitation, any substance which is (A) petroleum, asbestos or asbestos-containing material, or polychlorinated biphenyls; (B) defined, designated or listed as a "Hazardous Substance" pursuant to Sections 307 and 311 of the Clean Water Act, 33 U.S.C. ss.ss.1317, 1321,
Section 101(14) of CERCLA, 42 U.S.C. ss.9601; (C) listed in the United States Department of Transportation Hazardous Material Tables, 49 C.F.R. ss.172-101; or
(D) defined, designated or listed as a "Hazardous Waste" under Section 1004(5) of the Resource and Conservation and Recovery Act, 42 U.S.C. ss.6903(5).

         "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Intellectual Property" shall mean any and all United States and foreign: (a) issued patents (including, without limitation, design patents, industrial designs and utility models), pending patent applications (including docketed patent disclosures awaiting filing, reissues, divisions, continuations-in-part and extensions), and pending patent disclosures awaiting filing determination; (b) registered trademarks, service marks, trade names, domain names, trade dress, logos, business and product names and slogans; (c) registered copyrights (the Intellectual Property described in clauses (a), (b) and (c) being collectively "Registered Intellectual Property"); (d) unregistered trademarks, service marks, trade names, trade dress, logos, business and product names, slogans, and copyrights;
(e) inventions, processes, designs, formulae, trade secrets and know-how; and
(f) computer software (including, without limitation, data and related documentation), other than off-the-shelf software.

         "IRS" shall mean the Internal Revenue Service.

         "Law" shall mean any law (including, without limitation, principles of common law), statute, regulation, treaty, License, judgment, order, award or other decision or requirement enacted, promulgated, issued, enforced or entered by any arbitrator, court or Governmental Authority (domestic or foreign).

         "Letter of Transmittal" shall have the meaning set forth in Section 2.2(f) of the Agreement.

         "Liabilities" shall have the meaning as set forth in Section 4.23 of the Agreement.

         "Licensed Intellectual Property" shall have the meaning set forth in
Section 4.18(a) of the Agreement.

         "Licenses" shall have the meaning as set forth in Section 4.1 of the Agreement.

         "Lien" shall mean any mortgage, lien, pledge, charge, security interest, encumbrance, hypothecation, adverse right or interest, charge or claim of any nature whatsoever in respect to any asset, property or property interest.

         "Lottery Contracts" shall mean Contracts to which the Company is a party or by which the Company is bound relating to the provision of lottery goods or services, directly or indirectly (and including through independent contractors), to any Governmental Authority, and including without limitation the Contracts listed on EXHIBIT E to this Agreement, but excluding any agreements with Parent or its Subsidiaries.

         "Mailing Date" shall have the meaning set forth in Section 2.2(a) of the Agreement.

         "Majority Shareholder" shall mean L. Rogers Wells, Jr.

         "Material Adverse Effect" shall mean with respect to any Person, any change, effect or event that (i) is or is reasonably likely to be material and adverse to the condition (financial or otherwise), business, properties, assets, liabilities, results of operations, cash flows or prospects of such Person and its Subsidiaries taken as a whole, or (ii) does or is reasonably likely to materially impair the ability of such Person to perform its obligations under this Agreement or otherwise materially threatens or impedes the consummation of the Merger and the other transactions contemplated by this Agreement or the conduct of the business of the Surviving Corporation.

         "Merger" shall have the meaning as set forth in the Preamble.

         "Merger Consideration" shall have the meaning as set forth in Section 2.1(c) of the Agreement.

         "Merger Subsidiary" shall have the meaning set forth in the Preamble.

         "Minimum Market Price" shall mean a per share price for Parent Common Stock which is eighteen percent (18%) below the per share price for Parent Common Stock at the close of trading on the NYSE on the date of execution of this Agreement.

         "Mixed Election" shall have the meaning set forth in Section 2.2(b) of the Agreement.

         "Multiemployer Plan" shall mean a multiemployer plan as defined in
Section 3(37) and 4001(a)(3) of ERISA.

         "Noncompete Agreement" shall mean the Noncompete Agreement by and between the Parent and the Majority Shareholder of even date herewith.

         "Non-Election" shall have the meaning set forth in Section 2.2(b) of the Agreement.

         "Non-Election Shares" shall have the meaning set forth in Section 2.2(b) of the Agreement.

         "NYSE" shall mean the New York Stock Exchange, Inc.

         "Option" shall have the meaning as set forth in Section 2.1(e) of the Agreement.

         "Option Consideration" shall have the meaning set forth in Section 2.1(e) of the Agreement.

         "Ordinary Course" shall mean substantially in the same manner, nature and amounts as previously conducted and on an arms length basis and, with respect to the Company, shall include, without limitation, the implementation of Contracts to sell or lease instant ticket vending machines and/or related services.

         "Outstanding Company Shares" shall have the meaning set forth in
Section 2.2(d) of the Agreement.

         "Owned Intellectual Property" shall have the meaning set forth in
Section 4.18(a) of the Agreement.


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

         "Parent" shall have the meaning as set forth in the Preamble.

         "Parent Balance Sheet" shall mean the consolidated balance sheet of the Parent and its Subsidiaries as of November 23, 2002, as filed with the SEC in the Parent Form 10-Q for the fiscal period ended on such date.

         "Parent Common Stock" shall mean the shares of common stock, par value $0.01 per share, of Parent.

         "Parent Convertible Debentures" shall mean the 1 3/4% Convertible Debentures due December 15, 2021, of Parent, fully and unconditionally guaranteed by certain of Parent's Subsidiaries.

         "Parent Current Real Property" shall have the meaning set forth in
Section 5.17(b) of the Agreement.

         "Parent Form 10-K" shall have the meaning set forth in Section 5.7(a) of the Agreement.

         "Parent Form 10-Qs" shall have the meaning set forth in Section 5.7(a) of the Agreement.

         "Parent Former Real Property" shall have the meaning set forth in
Section 5.17(c) of the Agreement.

         "Parent Preferred Stock" shall mean the shares of preferred stock, par value $0.01 per share, of Parent.

         "Parent Securities" shall have the meaning set forth in Section 5.5(b) of the Agreement.

         "Parent Securities Documents" shall have the meaning set forth in
Section 5.7(a) of the Agreement.

         "Parent Stock Option Plans" shall mean, collectively, (i) the 1994 Stock Option Plan of Parent, as amended and restated; (ii) the 1996 Non-Employee Directors' Stock Option Plan of Parent, as amended; (iii) the 1997 Stock Option Plan of Parent, as amended April 2, 2002; (iv) the 1998 Non-Employee Directors' Stock Election Plan of Parent; and (v) the 1999 Non-Employee Directors' Stock Option Plan of Parent, as amended.

         "Parent Stock Purchase Plan" shall mean the 1998 Employee Stock Purchase Plan, as amended and restated as of November 1, 2001, of Parent.

         "Parties' Confidentiality Agreement" shall have the meaning set forth in Section 6.4 of the Agreement.

         "PBGC" shall mean the Pension Benefit Guaranty Corporation.

         "Permitted Investments" shall have the meaning as set forth in Section 2.2(g) of the Agreement.

         "Person" means an individual, a corporation, a partnership, an association, a trust, a limited liability company or any other entity or organization, including a Governmental Authority.

         "Proxy Statement-Prospectus" shall have the meaning as set forth in
Section 4.9 of the Agreement.

         "Registered Intellectual Property" has the meaning set forth in the definition of Intellectual Property, above.

         "Registration Statement" shall have the meaning set forth in Section
4.9 of the Agreement.

         "Representatives" shall have the meaning as set forth in Section 7.4 of the Agreement.

         "Response," "Removal" and "Remedial Action" shall have the meanings ascribed to them in Sections 101(23)-101(25) of CERCLA, as amended by the Superfund Amendments and Reauthorization Act, 42 U.S.C. ss.ss.
9601(23)-9601(25).

         "Scheduled Intellectual Property" shall have the meaning set forth in
Section 4.18(a) of the Agreement.

         "SEC" shall refer to the Securities and Exchange Commission.

         "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         "Shares" shall have the meaning set forth in the Preamble.

         "Shortfall Number" shall have the meaning set forth in Section 2.2(e) of the Agreement.

         "Special Committee" shall mean a special committee of the Board of Directors of the Company established to consider approval of this Agreement and the transactions contemplated hereby including the Merger and to determine whether such transactions are advisable, fair to and in the best interests of the public stockholders of the Company.

         "Stock Consideration" shall have the meaning set forth in Section 2.2(d) of the Agreement.

         "Stock Conversion Number" shall have the meaning set forth in Section 2.1(c) of the Agreement.

         "Stock Election" shall have the meaning set forth in Section 2.2(b) of the Agreement.

         "Stock Election Number" shall have the meaning set forth in Section 2.2(b) of the Agreement.

         "Stock Election Shares" shall have the meaning set forth in Section 2.2(b) of the Agreement.

         "Stock Incentive Plan" shall have the meaning set forth in Section 4.5(a) of the Agreement.

         "Stock Purchase Plan" shall have the meaning set forth in Section 4.5(a) of the Agreement.

         "Stockholder Representative" shall have the meaning set forth in
Section 2.2(b) of the Agreement.

         "Stockholder Voting and Option Agreement" shall mean the Stockholder Voting and Option Agreement dated the date hereof between and among the Parent, the Merger Subsidiary and the Majority Shareholder, providing for the Majority Stockholder to support the transactions contemplated by this Agreement and providing the Parent or Merger Subsidiary with the option, under certain circumstances, to acquire the Shares owned by such stockholder, which agreement shall be substantially in the form attached hereto as EXHIBIT D.

         "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof), (ii) any partnership (a) the sole general partner or managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof), and (iii) with respect to the Company, any corporation, association or other business entity which is included or consolidated in the Company's financial statements.

          "Superior Proposal" shall have the meaning as is set forth in Section 6.4(c) of the Agreement.

          "Superior Proposal Notice" shall have the meaning as is set forth in
Section 6.4(b) of the Agreement.

          "Systems" shall have the meaning set forth in Section 4.13 of the Agreement.

          "Surviving Corporation" shall have the meaning as set forth in Section
1.1 of the Agreement.

          "Tax or Taxes" shall mean any federal, foreign, state, county or local taxes, charges, fees, levies, duties or other assessments, including, but not limited to, all net income, gross income, sales and use, transfer, gains, profits, excise, franchise, real and personal property, gross receipts, capital stock, production, business and occupation, customs, disability, employment, payroll, license, estimated, severance or withholding taxes or charges imposed by any Governmental Authority, and includes any interest and penalties (civil or criminal) on or additions to any such taxes.

         "Tax Return" means a return or report, including accompanying schedules, required to be supplied to a Governmental Authority with respect to Taxes including, where permitted or required, combined or consolidated returns for a group of entities and information returns.

         "Termination Fee" shall have the meaning as set forth in Section 9.2(b) of the Agreement.

         "Transfer Taxes" shall have the meaning as set forth in Section 7.11 of the Agreement.

         "Trust Account Shares" shall have the meaning as set forth in Section 2.1(a) of the Agreement.

         Section 10.5. AMENDMENT. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; PROVIDED, HOWEVER, that after approval and adoption of the Merger and this Agreement by the stockholders of the Company, no amendment may be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

         Section 10.6. WAIVER. At any time prior to the Effective Time, any party hereto may with respect to any other party hereto (a) extend the time for performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) to the extent permitted by applicable Law, waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

         Section 10.7. HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         Section 10.8. SPECIFIC PERFORMANCE. The parties hereto agree that if for any reason any party hereto shall have failed to perform its obligations under this Agreement, then any other party hereto seeking to enforce this Agreement against such nonperforming party in addition to any damages and other remedies available to it, shall be entitled to specific performance and injunctive and other equitable relief and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. In addition, each of the parties hereto (a) irrevocably and unconditionally submits itself to the exclusive jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event of any dispute arising out of or relating to this Agreement, (b) agrees not to commence any such action or proceeding except in such courts, (c) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware State court or, to the extent permitted by law, in such Federal court, (d) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware State or Federal court, and (e) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware State or Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.3. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

         Section 10.9 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.9.

         Section 10.10. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible, in an acceptable manner, to the end that transactions contemplated hereby are fulfilled to the extent possible.

         Section 10.11.  ENTIRE AGREEMENT.

                  (a) This Agreement (inclusive of the Company Disclosure Schedule) constitutes the entire agreement and supersedes all prior agreements and undertakings (excluding, however, the confidentiality obligations contained in the Parties' Confidentiality Agreement) both oral and written, among the parties, or any of them, with respect to the subject matter hereof.

                  (b) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

         Section 10.12. ASSIGNMENT, GUARANTEE OF MERGER SUBSIDIARY OBLIGATIONS. Parent and Merger Subsidiary may assign their rights, but not their obligations, under this Agreement in whole or in part to any direct or indirect wholly-owned Subsidiary of Parent; otherwise, they shall not assign this Agreement or any rights hereunder, or delegate any obligations hereunder, without the prior written consent of the Company. The Company shall not assign this Agreement or any rights hereunder, or delegate any obligations hereunder, without prior written consent of Parent. Subject to the foregoing, this Agreement and the rights, and obligations set forth herein shall inure to the benefit of, and be binding upon, the parties hereto, and each of their respective successor and assigns. Parent guarantees the full and punctual performance by Merger Subsidiary and any assignee of Parent or Merger Subsidiary of all the obligations hereunder of Merger Subsidiary or such assignee.

         Section 10.13. PARTIES IN INTEREST. Except as expressly provided herein, this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, without limitation, by way of subrogation.

         Section 10.14. FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

         Section 10.15. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware applicable to contracts executed and fully performed within the State of Delaware, without regard to laws that may be applicable under conflict of laws principles.

          Section 10.16. COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                            [signature page follows]

         IN WITNESS WHEREOF, Parent, Merger Subsidiary and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                            GTECH HOLDINGS CORPORATION



                            By:  /s/ W. Bruce Turner
                                ------------------------------------------
                            Name:  W. Bruce Turner
                            Title:  President and Chief Executive Officer



                            BENGAL ACQUISITION CO.



                            By:  /s/ W. Bruce Turner
                                ------------------------------------------
                            Name:  W. Bruce Turner
                            Title:  President and Chief Executive Officer



                            INTERLOTT TECHNOLOGIES, INC.



                            By:  /s/ David F. Nichols
                                ------------------------------------------
                            Name:  David F. Nichols
                            Title:  President and Chief Executive Officer